Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Sport Endurance, Inc.,

BCC Merger Sub, Inc.

and

Bona Vida, Inc.

i

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 28, 2019 (the “Execution Date”), by and among Sport Endurance, Inc., a Nevada corporation which is in the process of reincorporating as Better Choice Company Inc., a Delaware corporation (“BCC”), BCC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of BCC (“Merger Sub”), and Bona Vida, Inc., a Delaware corporation (“Bona Vida”). Each of BCC, Merger Sub and Bona Vida shall be known individually as a “Party” and collectively as the “Parties.”

WHEREAS, BCC and Bona Vida have entered into a non-binding letter of intent with respect to a proposed transaction pursuant to which BCC shall acquire one hundred percent (100%) of the issued and outstanding Bona Vida capital stock and assume one hundred percent (100%) of the other outstanding securities which are convertible into, exercisable for or exchangeable for Bona Vida capital stock in exchange for shares of BCC Common Stock (as defined below) (the “Transaction”);

WHEREAS, in connection with the Transaction, each of the Parties desire to consummate a business combination transaction pursuant to which, upon the terms and subject to the conditions set forth in this Agreement, (i) Merger Sub shall be merged with and into Bona Vida, whereby the separate corporate existence of Merger Sub shall cease and Bona Vida shall be the surviving entity in such merger (the “Merger”), and (ii) at the time of completion of such Merger, all of the outstanding Bona Vida Common Stock (as defined below) will be converted into the applicable portion of the Merger Consideration as more particularly described in Section 2.5 hereof;

WHEREAS, on February 2, 2019, BCC and Trupet LLC (“Trupet”), a Delaware limited liability company, entered into that certain Securities Exchange Agreement (the “Trupet SEA”), whereby BCC shall acquire all of the outstanding equity interests of Trupet (the “Trupet Transaction”), and the Trupet Transaction shall be consummated simultaneously with the Merger on the Closing Date;

WHEREAS, for U.S. federal income tax purposes (and, where applicable, state and local tax purposes), the Parties intend that (i) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall constitute a “plan of reorganization” within the meaning of the Code and the Treasury regulations promulgated thereunder, and (ii) the exchange of Bona Vida capital stock for Merger Consideration under this Agreement, and the exchange of all of the outstanding equity interests of Trupet for BCC capital stock pursuant to the Trupet SEA, together with the issuance of BCC Common Stock in the Financing (as defined below), qualify as an exchange under Section  351 of the Code, and this Agreement, as well as the Trupet Transaction and the Trupet SEA, will together be taken as a plan of exchange under Section 351 of the Code;

WHEREAS, the BCC Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of BCC and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of BCC for adoption, and (iv) resolved to recommend the approval of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the stockholders of BCC.

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of Merger Sub and its stockholder, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholder of Merger Sub for adoption, and (iv) resolved to recommend the approval of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the stockholder of Merger Sub.

WHEREAS, the Bona Vida Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of Bona Vida and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of Bona Vida for adoption, and (iv) resolved to recommend the approval of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the stockholders of Bona Vida.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I

DEFINITIONS

Section 1.1     Definitions. For the purposes of this Agreement, capitalized words and terms have the following meanings:

“Action” means any action, suit, litigation, arbitration, mediation, proceeding, claim, complaint, allegation, demand, charge, grievance, prosecution, assessment, investigation, inquiry, hearing, audit, examination or subpoena (whether (i) civil, criminal, administrative, judicial, investigative or appellate, (ii) formal or informal, (iii) public or private, or (iv) at law or in equity) commenced, brought, conducted or heard by or before, or otherwise involving, any court, arbitrator, mediator or other Governmental Authority or tribunal.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agreement” shall have the meaning contained in the Preamble.

“Balance Sheet” shall have the meaning contained in Section 3.1(s).

“Balance Sheet Date” shall have the meaning contained in Section 3.1(s).

“BCC” shall have the meaning contained in the Preamble.

“BCC Board” shall mean the board of directors of BCC.

“BCC Common Stock” means the common stock, $0.001 par value per share, of BCC.

“BCC Financial Statements” shall have the meaning contained in Section 4.1(r)(v).

“BCC Fundamental Representations” shall have the meaning contained in Section 6.5(a).

“BCC Indemnified Party” shall have the meaning contained in Section 4.1(r)(v).

“BCC IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts related to any Intellectual Property (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, to which BCC or any of its Subsidiaries is a party, beneficiary or otherwise bound.

“BCC IP Registrations” means all Intellectual Property held by BCC or any of its Subsidiaries that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“BCC Material Customers” shall have the meaning contained in Section 4.1(u)(i).

“BCC Material Suppliers” shall have the meaning contained in Section 4.1(u)(ii).

“BCC Representative” shall have the meaning contained in Section 5.6(a)(iii).

“Bloomberg” shall mean Bloomberg, L.P., or any successor.

“Bona Vida” shall have the meaning contained in the Preamble.

“Bona Vida Board” shall mean the board of directors of Bona Vida.

“Bona Vida Common Stock” means the common stock, $0.0001 par value per share, of Bona Vida.

“Bona Vida Employees” shall have the meaning contained in Section 3.1(w)(i)(A).

“Bona Vida Executives” shall mean Damian Dalla-Longa and Kyle McCollum.

“Bona Vida Financial Statements” shall have the meaning contained in Section 3.1(s).

“Bona Vida Fundamental Representations” shall have the meaning contained in Section 6.4(a).

“Bona Vida Indemnified Party” shall have the meaning contained in Section 6.5(a)(ii).

“Bona Vida IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases permissions and other Contracts related to any Intellectual Property (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, to which Bona Vida or any or its Subsidiaries is a party, beneficiary or otherwise bound.

“Bona Vida IP Registrations” means all Intellectual Property held by Bona Vida or any of its Subsidiaries that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Bona Vida Material Customers” shall have the meaning contained in Section 3.1(v)(i).

“Bona Vida Material Suppliers” shall have the meaning contained in Section 3.1(v)(ii).

“Bona Vida Shareholder” or “Bona Vida Shareholders” shall mean each Person listed on Exhibit A hereto.

“Bona Vida Representative” shall have the meaning contained in Section 5.6(a)(iv).

“Business Day” means any day, other than a Saturday, Sunday or other day on which the principal commercial banks in New York, New York are not open for business during normal business hours.

“Change of Control Transaction” means the occurrence of (a) an acquisition by any Person or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock, membership interests or other equity securities of Bona Vida, by contract or otherwise) of greater than 50% of Bona Vida’s voting power, (b) a consolidation or merger of Bona Vida with or into any other Person (whether or not Bona Vida is the surviving Person), any other business combination, including without limitation a reorganization, recapitalization, share exchange, spin-off or scheme of arrangement, or any other transaction or series of related transactions in which greater than 50% of Bona Vida’s voting power is transferred through a merger, consolidation, tender offer or similar transaction, (c) the sale, lease, transfer, exclusive license or other disposition or encumbrance of all or substantially all of Bona Vida’s assets; (d) any event in which a majority of the Bona Vida Board, in one or a series of related transactions, are replaced; or (e) the execution by Bona Vida or the Bona Vida Shareholders constituting greater than 50% of Bona Vida’s voting power of an agreement providing for any of the events set forth above in (a), (b), (c) or (d).

“Closing” shall have the meaning contained in Section 2.2.

“Closing Date” shall have the meaning contained in Section 2.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” has the meaning contained in the Recitals.

“Contract” means any agreement, contract, license, lease, deed, commitment, arrangement, covenant, easement, mortgage, indenture, note, instrument, undertaking or understanding, including any invoice, sales order or purchase order, and all other legally binding arrangements, whether written or oral, including any annex, exhibit or schedule thereto.

“Customizations” shall have the meaning contained in Section 4.1(j)(vii)(B).

“Damages” means any loss, Liability, damage, penalty, fine, assessment, order, amount paid in settlement, Tax, fee, cost or expense (whether or not involving a third party Action) including reasonable legal and expert expenses.

“DEA” shall have the meaning contained in Section 3.1(i)(i).

“Deferred Compensation Plan” shall have the meaning contained in Section 3.1(l)(x).

“DGCL” shall have the meaning contained in Section 2.1.

“Disclosure Schedules” means the Disclosure Schedules delivered with this Agreement.

“Disqualification Event” shall have the meaning contained in Section 3.1(aa).

“Dissenting Shareholder” shall have the meaning contained in Section 2.7(a).

“Dissenting Shares” shall have the meaning contained in Section 2.7(a).

“Effective Time” shall have the meaning contained in Section 2.3.

“EHSR” shall mean all applicable Laws concerning pollution or protection of the environment and/or protection of the health and safety of natural persons from exposures to toxic or hazardous substances, wastes or materials (including asbestos, polychlorinated biphenyls, crude petroleum and its fractions or derivatives thereof).

“Employee Benefit Plan” shall mean any employee benefit plan (as defined in Section 3(3) of ERISA, as amended, whether or not subject to ERISA), and any bonus, profit sharing, compensation, pension, retirement, “401(k),” severance, savings, deferred compensation, fringe benefit, insurance, post-retirement health or welfare benefit, life insurance, Section 125 cafeteria, stock option, stock purchase, restricted stock, equity compensation, stock appreciation right, restricted stock unit, phantom equity, tuition refund, service award, company car or car allowance, scholarship, housing or living allowances, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, paid time off, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, or change in control, plan, agreement, policy, trust fund or arrangement (whether written or unwritten, insured or self-insured) which a Party hereto or any of their Subsidiaries sponsors, maintains, contributes to, is required to contribute to, or has a liability to or for the benefit of any current or former employee(s), director(s), officer(s), retiree(s), independent contractor(s), or consultant(s) (or any spouse, domestic partner, or dependent of any of the foregoing).

“Employees” shall have the meaning contained in Section 4.1(v)(i)(A).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Equity Plan” shall have the meaning contained in Section 5.14.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any company, entity, trade, or business that is required to be aggregated with BCC or Bona Vida, as applicable, as a “single employer” under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” shall have the meaning contained in the Preamble.

“Extra Shares” shall have the meaning contained in Section 5.11.

“FCPA” means the Foreign Corrupt Practices Act, as amended.

“FDA” shall have the meaning contained in Section 3.1(i)(i).

“Financing” shall have the meaning contained in Section 5.15.

“GAAP” means generally accepted accounting principles.

“General Expiration Date” shall have the meaning contained in Section 5.6(c)(ii).

“Governmental Authority” or “Governmental Authorities” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Indebtedness” means, without duplication, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by or on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Party” shall have the meaning contained in Section 5.6(a)(i).

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (i) all trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (ii) Internet domain names and social media accounts, user names and handles, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, and all associated websites and web pages, social media sites and pages, and all content and data thereon, whether or not copyrights; (iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and trade secrets, whether or not patentable; and (v) designs and inventions, design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

“Interim Period” shall have the meaning contained in Section 5.1(a).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to any fact, circumstance, event or other matter in question, (i) with respect to BCC, the actual knowledge of David Lelong or Mike Young, or (ii) with respect to Bona Vida, the actual knowledge of Damian Dalla-Longa and Kyle McCollum, and for each of clause (i) and (ii), such knowledge that such person could obtain through reasonable inquiry.

“Labor Actions” shall have the meaning contained in Section 3.1(w)(i)(C).

“Law” or “Laws” means any constitutional provision, statute, principles of common law, act, code (including the Code), law, regulation, rule, standard, interpretation, ordinance, Order, Permit, treaty, charter, injunction, decision, directive, policy, decree, ruling, resolution or judgment and other pronouncements having the effect of law or other binding requirement that has been enacted, issued, applied, or promulgated by any Governmental Authority.

“Liability” or “Liabilities” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lock-Up Agreement” shall have the meaning contained in Section 5.8.

“Lock-Up Securities” shall mean any shares of BCC Common Stock received by a Bona Vida Shareholder on the Closing Date, and including any shares of BCC Common Stock issued to a Bona Vida Shareholder pursuant to the Equity Plan.

“Material Adverse Effect” means, with respect to any Party, a material adverse effect on: (i) the financial condition, results of operations, prospects, assets or Liabilities of such Party and its Subsidiaries taken as a whole; or (ii) the ability of such Party to timely consummate the Agreement on or prior to the Outside Date.

“Merger” shall have the meaning contained in the Recitals.

“Merger Consideration” shall have the meaning contained in Section 2.5(a).

“Merger Filings” shall have the meaning contained in Section 2.3.

“Merger Sub” shall have the meaning contained in the Preamble.

“Multiemployer Plan” shall have the meaning contained in Section 3.1(l)(vi).

“New Matter” shall have the meaning contained in Section 5.7(b).

“November Investors” shall have the meaning contained in Section 5.11.

“OFAC” shall have the meaning contained in Section 3.1(cc).

“OFAC Lists” shall have the meaning contained in Section 3.1(cc).

“Order” means any legally binding award, injunction, judgment, decree, order, ruling, subpoena, verdict or other decision (in each case, other than a Permit) issued, promulgated or entered by or with any Governmental Authority.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation or formation, the articles of incorporation, by-laws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity.

“Outside Date” shall mean May 1, 2019.

“Party” or “Parties” shall have the meaning contained in the Preamble.

“PCAOB” means the Public Company Accounting Oversight Board, or any successor entity.

“Permit” means any permit, approval, authorization, certification, license, determinations, certificate of authority, registration, order, franchise, variances or similar rights required by any Governmental Authority pursuant to any applicable Law.

“Permitted Disposition” shall include the following: (i) transfers of Lock-Up Securities to a trust for the benefit of the undersigned or as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member of the undersigned (for purposes of this lock-up agreement, “family member” means any relationship by blood, marriage or adoption, not more remote than first cousin); or (ii) transfers of Lock-Up Securities to a charity or educational institution; provided that in the case of any transfer pursuant to the foregoing clauses (i) or (ii),

(A) any such transfer shall not involve a disposition for value; and (B) no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made.

“Permitted Encumbrances” means: (i) Encumbrances securing Taxes, the payment of which (A) is not delinquent or (B) is actively being contested in good faith by appropriate proceedings diligently pursued and is appropriately reserved for; (ii) Encumbrances imposed by Laws, such as carriers’, warehousemen’s and mechanics’ liens, and other similar liens arising in the ordinary course of business which secure payment of obligations arising in the ordinary course of business (and constituting current liabilities) not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings diligently pursued and is appropriately reserved for; and (iii) purchase money security interests in the ordinary course of business.

“Person” means any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

“Policies” shall have the meaning contained in Section 3.1(r).

“Pre-Closing Tax Period” shall have the meaning contained in Section 5.12(d).

“Principal Market” means any of The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market, the OTCQB, the OTCQX, the OTC Pink, the Canadian Securities Exchange, the Toronto Stock Exchange Venture, the London AIM or any other market operated by the OTC Markets Group Inc. or any successors of any of these exchanges or markets.

“Products” means all proprietary products and services of a Person that are currently being, or at any time in the past two (2) years have been, created, manufactured, offered for sale, licensed, sold, supplied, distributed or otherwise made available in any manner by or on behalf of a Party.

“Purchase Price” means an amount equal to fifty-five million dollars ($55,000,000).

“Registration Rights Agreement” shall have the meaning contained in Section 5.11.

“Representatives” shall have the meaning contained in Section 5.16.

“Reverse Stock Split” means that a reverse stock split of BCC Common Stock at a ratio of 26:1.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Documents” shall have the meaning contained in Section 4.1(r)(i).

“Series A Preferred Stock” shall have the meaning contained in Section 4.1(e)(i).

“Series E Preferred Stock” shall have the meaning contained in Section 4.1(e)(i).

“Schedule Update” shall have the meaning contained in Section 5.7(a).

“Subsidiary” when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which: (i) at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise); or (ii) such Person or any subsidiary of such Person is a general partner of any general limited partnership or a manager of any limited liability company; provided, however, that for the purposes of this Agreement, Trupet shall be considered a Subsidiary of BCC unless otherwise explicitly noted herein

“Surviving Company” shall have the meaning contained in Section 2.1.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, value added or similar tax, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, health care, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, unclaimed property, escheat, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Authority” means the IRS or any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof to be filed on or before the Closing Date.

“Third Party Indemnified Party” shall have the meaning contained in Section 5.6(b)(i).

“Third Party Indemnifying Party” shall have the meaning contained in Section 5.6(b)(i).

“Title IV Plan” shall have the meaning contained in Section 3.1(l)(vi).

“Transaction” shall have the meaning contained in the Recitals.

“Transaction Documents” shall mean this Agreement, the Trupet SEA and all other Contracts, agreements or other documents arising out of or relating to the transactions contemplated by this Agreement.

“Trupet” shall have the meaning contained in the Recitals.

“Trupet Balance Sheet” shall have the meaning contained in Section 4.1(r)(vi).

“Trupet Balance Sheet Date” shall have the meaning contained in Section 4.1(r).

“Trupet Financial Statements” shall have the meaning contained in Section 4.1(r).

“Trupet LLC Agreement” means that certain Limited Liability Company Agreement of Trupet LLC, dated as of December 14, 2018, by and among Trupet and the other signatories thereto.

“Trupet Members” shall have the meaning contained in Section 5.11.

“Trupet Transaction” shall have the meaning contained in the Recitals.

“WARN” shall have the meaning contained in Section 3.1(w)(ii).

Article II

THE MERGER

Section 2.1     Conversion of Company Interests. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time Merger Sub shall be merged with and into Bona Vida, whereupon the separate existence of Merger Sub shall cease and Bona Vida shall continue as the surviving entity (Bona Vida, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Company”). The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided in this Agreement, all the property, rights, privileges, powers and franchises, and all and every other interest of Bona Vida and Merger Sub, shall vest in the Surviving Company, and all debts, liabilities and duties of Bona Vida and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 2.2     Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place on the first Business Day on or after which all of the conditions in Article VI have been satisfied, unless another time or date is agreed to by BCC and Bona Vida (the “Closing Date”). The Closing shall take place electronically or at such location as BCC and Bona Vida shall mutually agree. The Closing shall occur only if each condition set forth in Article VI hereof has either been satisfied or waived, in writing, by the Party for whose benefit such condition exists.

Section 2.3     Effective Time of the Merger. Bona Vida and Merger Sub shall cause a duly executed Certificate of Merger or other appropriate documents to be filed with and accepted for record by the Secretary of State of the State of Delaware and shall make all other filings, records and publications required under the DGCL in respect of the Merger (the “Merger Filings”). The time at which the Merger shall become effective (the “Effective Time”) shall be the time that the Merger Filings are accepted for record by the Secretary of State of the State of Delaware or such later time as Bona Vida and Merger Sub shall have agreed and as shall be designated in the Merger Filings in accordance with the DGCL as the effective time of the Merger.

Section 2.4     Organizational Documents.

(a)     Following the Effective Time, the Certificate of Incorporation of Bona Vida shall be the Certificate of Incorporation of the Surviving Company until thereafter amended in accordance with applicable Law.

Section 2.5     Consideration and Exchange of Equity.

(a)     At the Effective Time, by virtue of the Merger and without any further action on the part of any Bona Vida Shareholder or any of the Parties, the Bona Vida Common Stock held by each Bona Vida Shareholder that are issued and outstanding as of immediately prior to the Effective Time shall be automatically converted (subject to adjustment as set forth in Section 2.6) into an amount of BCC Common Stock equal to the Purchase Price, which shall be 468,085,106 shares of BCC Common Stock, subject to any adjustments as provided for herein (the “Merger Consideration”), which shall be distributed among the Bona Vida Shareholders in the amounts set forth in Schedule 2.5(a) hereto.

(b)     All Bona Vida Common Stock, when so converted at the Effective Time, no longer shall be outstanding and automatically shall be cancelled and shall cease to exist, and each Bona Vida Shareholder shall cease to have any rights with respect thereto.

(c)     All Bona Vida warrant holders will be offered the option to purchase each warrant for CAD $0.75 per share prior to Closing. If warrants are not exercised prior to Closing, any outstanding warrants will be cancelled.

(d)     All Bona Vida options will be accelerated and converted into Bona Vida common stock prior to Closing.

(e)     At the Effective Time, by virtue of the Merger and without any further action on the part of any of the Parties, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Company.

(f)     The aggregate number of shares of BCC Common Stock to be issued as Merger Consideration in connection with the Merger is 468,085,106, subject to adjustment as provided in Section 2.6.

(g)     For United States federal income tax purposes, (i) the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code, and the Parties adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations and (ii) at the Closing, and as part of an overall plan of exchange that includes the Merger and the Trupet Transaction and the Financing and that is intended by the Parties to be treated as an exchange for BCC Common Stock pursuant to Section 351 of the Code, all of the outstanding equity interests of Trupet will be exchanged for BCC Capital Stock pursuant to the Trupet SEA and BCC Common Stock will be issued in the Financing.

Section 2.6     Merger Consideration Adjustment.

(a)     Stock Transaction. The Merger Consideration shall be equitably adjusted to reflect the effect of any BCC stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into BCC Common Stock), reorganization, recapitalization, reclassification, or combination after the Execution Date and prior to the Effective Time so as to provide the holders of Bona Vida Common Stock with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Merger Consideration.

Section 2.7     Dissenting Shares.

(a)     For purposes of this Agreement, “Dissenting Shares” means shares of Bona Vida Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted such Bona Vida Common Stock in favor of, or consented to, the adoption of this Agreement and the transactions contemplated hereby, including the Merger, (each a “Dissenting Shareholder”) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the Delaware Act. At the Effective Time, Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and such Dissenting Shareholder shall cease to have any rights with respect thereto, except the right to payment of the fair value of such Dissenting Shares as shall be determined in accordance with the provisions of Section 262 of the DGCL. If any such Dissenting Shareholder shall fail to demand or perfect or otherwise shall effectively waive, withdraw, or otherwise lose the right to appraisal of such shares, then (i) such Dissenting Shares shall cease to be Dissenting Shares and shall be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration issuable in respect of such Bona Vida Common Stock pursuant to Section 2.5(a).

(b)     Bona Vida shall give BCC: (i) prompt notice of any written demands for appraisal of any Bona Vida Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by Bona Vida (whether or not required under the DGCL); and (ii) the right to participate in and direct all negotiations and proceedings with respect to such demands for appraisal. Bona Vida shall not, except with the prior written consent of BCC (such consent not to be unreasonably withheld), make any payment with respect to any demands for appraisal of Bona Vida Common Stock or offer to settle or settle any such demands unless required by the court of the State of Delaware having jurisdiction thereof.

Section 2.8     Fractional Shares. No certificates or scrip representing fractional shares of BCC Common Stock shall be issued to Bona Vida stockholders on the surrender for exchange of shares of Bona Vida Common Stock, and such Bona Vida stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of BCC with respect to any fractional shares of BCC Common Stock that would have otherwise been issued to such Bona Vida stockholders. In lieu of any fractional shares of BCC Common Stock to which the holder would otherwise be entitled, BCC shall pay the holder cash equal to such fraction multiplied by $0.1175.

Section 2.9     Directors and Officers. At the Effective Time, by virtue of the Merger and without any action on the part of BCC, Merger Sub, Bona Vida or the holders of any shares of capital stock of any of the foregoing, the individuals set forth on Exhibit C shall be the directors and officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, and the Surviving Company and BCC shall take any necessary actions (whether prior to, at or after the Effective Time) as shall be necessary or appropriate to effectuate or carry out the purpose of this Section 2.9.

Section 2.10     Closing of Transfer Books. At the Effective Time, the stock transfer books of Bona Vida shall be closed and no transfer of Bona Vida Common Stock shall thereafter be made. If, after the Effective Time, certificates formerly representing any share of Bona Vida Common Stock are presented to BCC or the Surviving Company, they shall be cancelled and exchanged for Merger Consideration in accordance with Section 2.5(a), subject to the provisions hereof and applicable Law in the case of Dissenting Shares.

Section 2.11     Exemption from Registration; Rule 144. BCC intends that BCC Common Stock to be issued pursuant to Section 2.5(a) hereof will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated by the SEC thereunder and/or Regulation S promulgated by the SEC and that all recipients of such shares of BCC Common Stock shall either be “accredited investors” or not “U.S. Persons” as such terms are defined in Regulation D and Regulation S, respectively. The shares of BCC Common Stock to be issued pursuant to Section 2.5(a) hereof will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (i) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (ii) an exemption from such registration exists and either BCC receives an opinion of counsel to the holder of such securities, which counsel and opinion are satisfactory to BCC, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws, or the holder complies with the requirements of Regulation S, if applicable; and the certificates representing such shares of BCC Common Stock will bear an appropriate legend and restriction on the books of BCC’s transfer agent to that effect.

Article III

REPRESENTATIONS AND WARRANTIES OF BONA VIDA

Section 3.1     Representations and Warranties of Bona Vida. Bona Vida represents and warrants to BCC that the statements contained in this Section 3.1 are true and correct as of the Execution Date and will be true and correct as of the Closing Date, except as modified by the Disclosure Schedules of Bona Vida attached to this Agreement, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation made herein only to the extent of the disclosure contained in the corresponding Section of the Disclosure Schedules or to the extent that such qualification is reasonably apparent.

(a)     Subsidiaries. Each of the Subsidiaries of Bona Vida as of the date of this Agreement and its place of organization is set forth on Schedule 3.1(a). All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Bona Vida that is owned directly or indirectly by Bona Vida have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Encumbrances, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for Permitted Encumbrances or any Encumbrances: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the organizational or charter documents of any non-wholly-owned Subsidiary of Bona Vida. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Bona Vida does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

(b)     Organization and Qualification. Bona Vida and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Bona Vida nor any Subsidiary is in violation nor default of any of the provisions of its respective Organizational Documents. Each of Bona Vida and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no Action has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)     Authorization; Enforcement. Bona Vida and each of its Subsidiaries has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by Bona Vida and the consummation by it of the transactions contemplated hereby and thereby have been (subject to the approval of the adoption of this Agreement and the transactions contemplated hereby by the Bona Vida Stockholders) duly authorized by all necessary action on the part of Bona Vida, and no further action is required by Bona Vida or any of its officers, directors or shareholders in connection herewith or therewith. This Agreement and each other Transaction Document to which Bona Vida is a party has been (or upon delivery will have been) duly executed by Bona Vida and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of Bona Vida enforceable against Bona Vida in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable Law. Without limiting the generality of the foregoing, the Bona Vida Board has unanimously (w) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of Bona Vida and its stockholders, (x) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (y) directed that this Agreement be submitted to the Bona Vida Stockholders for adoption, and (z) resolved to recommend the approval of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the Bona Vida Stockholders.

(d)     No Conflicts. The execution, delivery and performance by Bona Vida of this Agreement and the other Transaction Documents to which it is a party, the exchange of the Securities and the consummation by Bona Vida of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of Bona Vida’s or any Subsidiary’s Organizational Documents, or (ii) constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any of the properties or assets of Bona Vida or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Bona Vida or Subsidiary debt or otherwise) or other understanding to which Bona Vida or any Subsidiary is a party or by which any property or asset of Bona Vida or any Subsidiary is bound or affected, or (iii) materially conflict with or result in a violation of any Law or other restriction of any court or Governmental Authority to which Bona Vida or a Subsidiary is subject (including federal and state securities Laws), or by which any property or asset of Bona Vida or a Subsidiary is bound or affected; except in the case of each of clauses (ii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e)     Capital Structure.

(i)     The authorized capital stock of Bona Vida consists of 75,000,000 shares of Bona Vida Common Stock, $0.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value per share. Schedule 3.1(e) sets forth, as of the Effective Date of this Agreement, (i) the number of shares of Bona Vida Common Stock that are issued and outstanding, (ii) the number of shares of Bona Vida preferred stock that are issued and outstanding. All issued and outstanding shares of the capital stock of Bona Vida are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. All shares of Bona Vida Common Stock issued pursuant to the terms of this Agreement shall be duly authorized, validly issued, fully paid and non-assessable, and free of preemptive rights.

(ii)     Except as set forth on Schedule 3.1(e) there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Bona Vida or any Bona Vida Subsidiary is a party or by which any of them is bound, obligating Bona Vida or any Bona Vida Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Bona Vida Common Stock or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Bona Vida or any of the Bona Vida Subsidiaries or obligating Bona Vida or any Bona Vida Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. There are no outstanding contractual obligations of Bona Vida or any Bona Vida Subsidiary to repurchase, redeem or otherwise acquire any shares of Bona Vida Common Stock or other equity securities of Bona Vida or any Bona Vida Subsidiary. Neither Bona Vida nor any Bona Vida Subsidiary is a party to or, to the Knowledge of Bona Vida, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of Bona Vida or any of the Bona Vida Subsidiaries.

(f)     Certain Fees. Except as disclosed on Schedule 3.1(f), no brokerage, finder’s fees, commissions or due diligence fees are or will be payable by Bona Vida to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to this Agreement or the transactions contemplated hereby other than fees to counsel and auditors. BCC shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3.1(f) that may be due in connection with this Agreement or the transactions contemplated hereby.

(g)     Litigation. Except as disclosed on Schedule 3.1(g), there are no Actions pending or, to the Knowledge of Bona Vida, threatened by or against Bona Vida involving more than, individually or in the aggregate, $25,000. There is no Action pending or, to the Knowledge of Bona Vida, threatened against or affecting Bona Vida before or by any Governmental Authority which: (i) adversely affects or challenges the legality, validity or enforceability of any part of this Agreement or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither Bona Vida nor any officer or director thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty. There has not been, and to the Knowledge of Bona Vida there is not pending or contemplated, any investigation by the SEC or any other Governmental Authority involving Bona Vida or any current or former officer or director of Bona Vida.

(h)     Bad Actors. No “covered person” of Bona Vida (as such term is defined in Rule 506(d) of Regulation D of the Securities Act) is subject to any disqualification under Rule 506(d) of Regulation D of the Securities Act.

(i)     Compliance with Laws; Permits.

(i)     To its Knowledge, Bona Vida and its Subsidiaries are in material compliance with all applicable Laws, rules, regulations, and policies administered or enforced by the United States Food & Drug Administration (the “FDA”), the U.S. Drug Enforcement Administration (“DEA”), and any other Governmental Authority that regulates the development of Bona Vida’s Products, including, without limitation, relating to sales and marketing practices, mislabeling and misbranding requirements, good manufacturing practices, pre- and post-marketing adverse drug experience and adverse drug reaction reporting, and all other pre- and post-marketing reporting requirements, as applicable. Except as disclosed in Schedule 3.1(i)(i), Bona Vida and its Subsidiaries have not received notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the FDA or any other applicable Governmental Authority alleging that any operation or activity of Bona Vida or any Subsidiary is, or has been, in violation of any applicable Law.

(ii)     Subject to Section 3.1(i)(i), Bona Vida has complied and is currently in compliance with all applicable federal, state, local, foreign or other Laws, except for any instance of non-compliance that has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(iii)     All Permits required for Bona Vida to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 3.1(i)(iii) lists all current Permits issued to Bona Vida, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.1(i)(iii).

(iv)     Neither Bona Vida nor any of its officers, directors, employees or agents has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, including, without limitation, offered, paid, promised to pay or authorized the payment of any money or offer, gift, promise to give, or authorized the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and Bona Vida has conducted its business in compliance with the FCPA.

(v)     Neither Bona Vida nor any of its officers, directors, employees or agents has taken any action, directly or indirectly, that would result in a violation by such Persons of other United States Laws, including, without limitation, offered, paid, promised to pay or authorized the payment of any money or offer, gift, promise to give, or authorized the giving of anything of value to (A) any official or any government of the United States or any state or local instrumentality or (B) any corporation, limited liability company or other entity.

(vi)     None of Bona Vida, any of its Subsidiaries, or any of their respective officers, directors or employees and none of the holders, directly or indirectly, of equity securities of Bona Vida or any of its Subsidiaries, has been excluded, suspended or debarred from participation in any U.S. state or federal, or Canadian provincial or federal health care program or has been convicted of any crime or is subject to a governmental inquiry, investigation or other action, or has engaged in any conduct, that could reasonably be expected to result in debarment, suspension, or exclusion, nor, to the Knowledge of BCC, is any such exclusion, suspension or bar pending or threatened. Schedule Section 4.1(i)(vi) sets forth a complete list of any final adverse legal actions, including but not limited to convictions, exclusions, revocations, suspensions or otherwise, that would be required to be reported to any Governmental Authority prior to or as the result of the execution of the Transaction.

(j)     Intellectual Property.

(i)     Schedule 3.1(j)(i) lists all: (A) Bona Vida IP Registrations; and (B) Bona Vida Intellectual Property that is not registered but that is material to Bona Vida’s business or operations. Bona Vida has taken all reasonable and necessary steps to maintain and enforce the Bona Vida Intellectual Property and to preserve the confidentiality of all trade secrets included therein. All required filings and fees related to Bona Vida IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Bona Vida IP Registrations are otherwise in good standing. To the Knowledge of Bona Vida, all of the Bona Vida Intellectual Property is valid and enforceable, all Bona Vida IP Registrations are subsisting and in full force and effect, and there are no facts or circumstances that would render any Bona Vida IP Registrations invalid or unenforceable. To the Knowledge of Bona Vida, there has been no misrepresentation or failure to disclose, any fact or circumstances in any application for any Bona Vida IP Registrations that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Bona Vida IP Registrations. Bona Vida or any of its Subsidiaries has not claimed a particular status, including “small entity status,” in the application for any Bona Vida IP Registrations, which claim of status was not at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.

(ii)     Schedule 3.1(j)(ii) lists all Bona Vida IP Agreements that are material to Bona Vida’s business as it presently is being conducted. Bona Vida has made available to BCC true and complete copies of all such Bona Vida IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Bona Vida IP Agreement is valid and binding on Bona Vida in accordance with its terms and is in full force and effect. Neither Bona Vida, nor, to its Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Bona Vida IP Agreement.

(iii)     Except as disclosed on Schedule 3.1(j)(iii), Bona Vida is the sole and exclusive legal and beneficial, and with respect to Bona Vida’s IP Registrations, record, owner of all right, title and interest in and to Bona Vida’s Intellectual Property, or has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of Bona Vida’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(iv)     Since its inception, Bona Vida has entered into binding, written agreements with every current and former employee and with every current and former independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Bona Vida, whereby such employees and independent contractors (A) assign to Bona Vida any ownership interest and right they may have in Bona Vida’s Intellectual Property; and (B) acknowledge Bona Vida’s exclusive ownership of Bona Vida’s Intellectual Property. Bona Vida provided BCC with true and complete copies of all such agreements.

(v)     The conduct of Bona Vida’s businesses as currently and formerly conducted and as proposed to be conducted, including the use of the Bona Vida Intellectual Property in connection therewith, and the products, processes, and services of Bona Vida have not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person.

(vi)     To the Knowledge of Bona Vida, no Person has infringed, misappropriated, or otherwise violated any Bona Vida Intellectual Property. There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or, to Bona Vida’s Knowledge, threatened (including in the form of offers to obtain a license), (A) alleging any infringement, misappropriation, or other violation by Bona Vida of the Intellectual Property of any Person; (B) challenging the validity, enforceability, registrability, patentability, or ownership of any Bona Vida Intellectual Property or Bona Vida’s right, title, or interest in or to any Intellectual Property; or (C) by Bona Vida, alleging any infringement, misappropriation, or other violation by any Person of the Intellectual Property of Bona Vida. To the Knowledge of Bona Vida, there are no facts or circumstances that could reasonably be expected to give rise to any such Action. Bona Vida is not subject to any outstanding or prospective order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership or use of any Bona Vida Intellectual Property.

(k)     Bona Vida Products. To Bona Vida’s Knowledge, except as set forth on Schedule 3.1(k), since January 1, 2018, there have been no Actions by any Governmental Authority instituted or, to the Knowledge of Bona Vida or any of its Subsidiaries threatened, that seek the recall of any Bona Vida Product or the revocation or suspension of any regulatory license or approval necessary to manufacture, supply, wholesale, sell or offer for sale any Bona Vida Product, except for those licenses and approvals, the absence of which would not have a Material Adverse Effect on Bona Vida.

(l)     Benefit Plans. Except as set forth on Schedule 3.1(l), Bona Vida does not sponsor, maintain, or contribute to, and is not obligated to contribute to, and does have any liability under, has not adopted any Employee Benefit Plans.

(i)     Each such Employee Benefit Plan (and, to the Knowledge of Bona Vida, each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and any applicable collective bargaining agreement in all material respects, and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

(ii)     All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan in all material respects. The requirements of COBRA (or similar state law) have been met in all material respects with respect to each such Employee Benefit Plan to which COBRA (or similar state law) is applicable.

(iii)     All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an employee pension benefit plan under ERISA §3(2) and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Benefit Plan or will be accrued and contributed in accordance with ERISA, the Code, and the past custom and practice of Bona Vida. All applicable premiums or other similar payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an employee welfare benefit plan under ERISA §3(1).

(iv)     Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service that such Employee Benefit Plan is so qualified, or can rely on an advisory or opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, and nothing has occurred since the date of such letter that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.

(v)     To the Knowledge of Bona Vida, there have been no “prohibited transactions” (as defined in Section 406 of ERISA and Section 4975 of the Code and for which no prohibited transaction exemption is available) with respect to any such Employee Benefit Plan during the prior three (3) years. To the Knowledge of Bona Vida, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No Action with respect to such Employee Benefit Plan (including with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Bona Vida, threatened, and no such Employee Benefit Plan within the past three (3) years has been the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by an Governmental Authority.

(vi)     None of such Employee Benefit Plans is a pension plan that is subject to Title IV of ERISA (a “Title IV Plan”), a “multiemployer pension plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), a “multiple employer plan” (as defined in Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Bona Vida does not maintain, sponsor, or contribute to, and is not required to contribute to (or in the past six years has not maintained, sponsored, contributed to, or been required to contribute to) a Title IV Plan or a Multiemployer Plan. Bona Vida and its ERISA Affiliates have neither incurred in the past six (6) years nor do they reasonably expect to incur (directly or indirectly) any material liability under Title I or Title IV of ERISA (or related provisions of the Code) relating to any such Employee Benefit Plan.

(vii)     None of such Employee Benefit Plans provides post-termination or retiree health benefits to any individual for any reason, except as required pursuant to COBRA (or similar state law), and Bona Vida does not have any obligation or liability to provide such benefits to any individual.

(viii)     Bona Vida does not have a commitment or obligation, and has not made any representations to any employee or other individual or entity (whether or not legally binding), to adopt, amend, modify, or terminate any such Employee Benefit Plan or collective bargaining agreement, or to adopt a new benefit plan, in connection with the transactions contemplated by this Agreement or otherwise.

(ix)     Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, directly or in combination with any termination of employment, will result in the acceleration, vesting, funding, or creation of any rights of any director, officer, retiree, independent contractor, consultant or employee to payments or benefits, or increases or enhancements in any payments or benefits or any loan forgiveness, in each case, from Bona Vida.

(x)     No Employee Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code (each such Employee Benefit Plan, a “Deferred Compensation Plan”); and (ii) Bona Vida has not (a) granted to any person an interest in any Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the additional tax (including interest)

imposed by Section 409A(a)(1)(B) or (b)(5)(A) of the Code, or (b) modified the terms of or operated any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(5)(A) of the Code. Bona Vida does not have any obligation to gross-up, indemnify, or reimburse any individual or entity for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(m)     Tax Matters. Except as set forth on Schedule 3.1(m), to Bona Vida’s Knowledge:

(i)     Bona Vida and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all income and other material Tax Returns that it was required to file under applicable Laws (after giving effect to any filing extension properly granted by a Governmental Authority having the authority to do so). All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All Taxes due and owing by Bona Vida and each of its Subsidiaries have been paid, except for amounts that are being contested in good faith. Neither Bona Vida nor any of its Subsidiaries has any obligation to pay Taxes pursuant to Section 965 of the Code. Since the Balance Sheet Date, neither Bona Vida nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(ii)     There are no Encumbrances for Taxes (other than Taxes not yet due and payable) on any of the assets of Bona Vida or its Subsidiaries.

(iii)     Neither Bona Vida nor and any of its Subsidiaries has entered into any agreement with any Tax Authority to extend the period of limitations for any Taxes. No Tax audit, examination or other Action is now pending against Bona Vida or any of its Subsidiaries or has been threatened in writing, and no Tax deficiency has been asserted or threatened in writing against Bona Vida or any of its Subsidiaries that remains unpaid.

(iv)     Neither Bona Vida nor any of its Subsidiaries (1) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar Contract (other than customary commercial leases or other Contracts that are not primarily related to Taxes and were entered into in the ordinary course of business), or (2) has any liability for Taxes of another Person (other than Bona Vida) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or Non-U.S. Law), as a transferee or successor, by Contract or otherwise.

(v)     Bona Vida has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(vi)     Bona Vida and each of its Subsidiaries has withheld or has caused to be withheld, and has paid over or has caused to have been paid over to the appropriate Governmental Authorities, all Taxes required to be so withheld and paid over for all periods under all applicable Law in connection with amounts paid or owing to any employee, shareholder, stockholder, partner, member, independent contractor, creditor, customer, non-resident or other party and all filings (including Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed. Bona Vida and each of its Subsidiaries has correctly classified those individuals performing services as common law employees, leased employees, independent contractors or agents of Bona Vida or its Subsidiaries.

(vii)     Bona Vida has made available to BCC complete and correct copies of all federal, state and local (i) income Tax Returns of, and (ii) examination reports and statements of deficiencies assessed against or agreed to by, Bona Vida in each case for years ending on or after December 31, 2014.

(viii)     No claim has ever been made by any taxing authority in any jurisdiction where Bona Vida or its Subsidiaries does not currently file Tax Returns that it is or may be subject to Tax or required to file a Tax Return in that jurisdiction.

(ix)     Bona Vida will not be required to include any item of income or gain in, or be required to exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) occurring or arising in a taxable period ending on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) election under Section 108(i) of the Code; (vi) prepaid amount or advance payment received on or prior to the Closing Date; (vii) use of the “deferral method of accounting”; or (viii) the application of Section 951 or Section 951A of the Code with respect to income earned or recognized or payments received on or prior to the Closing Date. Bona Vida does not use the cash method of tax accounting.

(x)     Bona Vida has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(xi)     Bona Vida has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could reasonably be expected to result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or non-U.S. applicable Law. Bona Vida has not engaged in any “listed transaction,” as set forth in Section 1.6011-4(b)(2) of the U.S. Treasury Regulation.

(xii)     Neither Bona Vida nor any of its Subsidiaries owns any interest in any entity or arrangement classified as a trust, partnership or disregarded entity for U.S. federal income Tax purposes.

(xiii)     The prices and terms for the provision of any property or services between or among Bona Vida and its affiliates, or its branches, offices or permanent establishments comply with the principles set forth in Section 482 of the Code (and any similar provisions of state, local or foreign Law), are arm’s length for purposes of all applicable transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.

(xiv)     Neither Bona Vida nor any of its Subsidiaries has any operations outside of the United States, including branches, offices or permanent establishments.

(xv)     There are no closing agreements or similar arrangements with any Governmental Authority with regard to the determination of the Tax liability of Bona Vida or any of its Subsidiaries that would have continuing effect on periods (or portions thereof) ending after the Closing Date. There are no requests or rulings or determinations in respect of any Tax or Tax asset pending between the Bona Vida or any of its Subsidiaries and any Governmental Authority.

(xvi)     Neither Bona Vida nor and any of its Subsidiaries has taken any action, agreed to take any action or failed to take any action, or has Knowledge of any fact or circumstance that, in each case, could reasonably be expected to prevent (a) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (b) the exchange of all of the outstanding equity interests of Trupet for BCC capital stock pursuant to the Trupet SEA, together with the Merger and the Financing, from qualifying as an exchange under Section 351 of the Code.

(n)     Environmental, Health and Safety Matters.

(i)     Bona Vida has been and is in compliance with all EHSR, other than such instances of non-compliance which, individually or in the aggregate, will not have a Material Adverse Effect.

(ii)     Without limiting the generality of the foregoing, Bona Vida has obtained and is in compliance with, all permits, licenses and other authorizations that are required pursuant to all EHSR for the occupation of its facilities and the operation of its business.

(iii)     Bona Vida has not received any written or oral notice, report or other information regarding any actual or alleged violation of any EHSR, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of its facilities arising under any EHSR.

(o)     Contracts. Schedule 3.1(o) sets forth a complete and accurate list of all material Contracts to which Bona Vida is a party or by which Bona Vida is subject, including the following:

(i)     the Organizational Documents of Bona Vida;

(ii)     any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(iii)     any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will: (A) extend over a period of more than one year; (B) result in a material loss to Bona Vida; or (C) involve consideration in excess of $25,000;

(iv)     any agreement concerning a partnership or joint venture;

(v)     any material agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a security interest on any of its assets, tangible or intangible;

(vi)     any agreement concerning confidentiality or noncompetition other than with clients and vendors in the ordinary course of business;

(vii)     any profit sharing, unit option, unit purchase, unit appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former managers, directors, officers, or employees;

(viii)     any collective bargaining agreement;

(ix)     any agreement other than on an employment-at-will basis for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits, if the amount payable after January 1, 2019 exceeds $50,000;

(x)     any agreement under which it has advanced or loaned any amount of money to any of its managers, directors, officers or employees outside the ordinary course of business;

(xi)     any agreement under which the consequences of a default or termination may have a Material Adverse Effect on Bona Vida;

(xii)     any agreement that provides for the indemnification by Bona Vida of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(xiii)     any agreement that relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(xiv)     all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising agreements to which Bona Vida is a party;

(xv)     any agreement with any Governmental Authority to which the Company is a party;

(xvi)     any agreement that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights or properties of Bona Vida;

(xvii)     any agreement that obligates Bona Vida to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party, or upon consummation of the Merger will obligate Bona Vida or any Affiliates of Bona Vida to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(xviii)     any agreement that contains any provision that requires the purchase of all or a material portion of Bona Vida’s requirements for a given product or service from a given third party, which product or service is material to Bona Vida;

(xix)     any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000; or

(xx)     Bona Vida has delivered to BCC a correct and complete copy of each written Contract listed on Schedule 3.1(o). With respect to each such Contract: (i) the Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) Bona Vida has not received written notice from the counterparty that it is in breach or default; (iii) no party has repudiated any provision of such agreement or informed Bona Vida that it does not intend to renew such Contract; and (iv) no event of default, termination event, or material breach that, with notice or the lapse of time or both, would result in an event of default or termination event (in each case as defined or referred to in such Contract) by Bona Vida or any other party thereto has occurred or has occurred and is continuing under any such Contract.

(p)     Title to Assets; Real Property.

(i)     Bona Vida has good and valid (and, in the case of owned real property, good and marketable fee simple) title to, or a valid leasehold interest in, all real property and personal property and other assets reflected in the Bona Vida Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

(ii)     Schedule 3.1(p)(ii) lists: (A) the street address of each parcel of real property; (B) if such property is leased or subleased by Bona Vida, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (C) the current use of such property. With respect to leased real property, Bona Vida has delivered or made available to BCC true, complete and correct copies of any leases affecting the real property. Bona Vida is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased real property. The use and operation of the real property in the conduct of Bona Vida’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. There are no Actions pending nor, to the Knowledge of Bona Vida, threatened against or affecting the real property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(iii)     Condition and Sufficiency of Assets. The assets of Bona Vida reflected in the Balance Sheet or acquired after the date thereof (but excluding inventory sold since the date thereof in the ordinary course of business) are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, except for obsolete assets that are not material to the business of Bona Vida. The assets of Bona Vida owned, leased or licensed by Bona Vida comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used in the conduct of the business of Bona Vida and are sufficient for the continued conduct of Bona Vida’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of Bona Vida as currently conducted.

(q)     Guarantees. Bona Vida is not a guarantor or otherwise is liable for any liability or obligation (including Indebtedness) of any other Person.

(r)     Insurance.

(i)     Schedule 3.1(r) contains a true, complete and correct list of all insurance policies, binders, and fidelity or surety bonds maintained by or on behalf of Bona Vida or any of its respective assets, properties, directors, members, managers and officers. Bona Vida has delivered to BCC true, complete and correct copies of all such insurance policies, binders and fidelity or surety bonds in effect as of the Execution Date (the “Policies”).

(ii)     Each Policy is in full force and effect and is valid, binding and enforceable in accordance with its respective terms. Neither the execution and delivery of this Agreement or the Transaction Documents to which it is a party nor the consummation of the Merger will cause the lapse or result in the termination of any Policy. Bona Vida is not in default under any Policy.

(iii)     Bona Vida has not received any notice from the insurer under any Policy disclaiming or disputing coverage, reserving rights with respect to a particular claim or such Policy in general or canceling or materially amending any such Policy (including the amount of the premium payable in respect thereof), and there is no claim by Bona Vida pending under any such Policy.

(iv)     All premiums due and payable for the Policies have been duly paid, and such policies (or extensions, renewals or replacements thereof with comparable policies) will be in full force and effect without interruption until the Closing Date.

(v)     Policies (A) are of the type and provide the coverage of insurance policies customarily carried by Persons conducting businesses similar to the business of Bona Vida, (ii) are sufficient to comply with all applicable Laws and Contracts to which the Company is a party or by which Bona Vida is bound and (iii) insure all insurable assets of the Company up to their respective full replacement values.

(s)     Financial Statements. Bona Vida has delivered to BCC unaudited balance sheets, statements of profit and loss and cash flow statements for the periods from January 1 through December 31, 2018 (the “Bona Vida Financial Statements”). To its Knowledge, the Bona Vida Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The unaudited balance sheet of Bona Vida as of December 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. To its Knowledge, Bona Vida maintains a standard system of accounting established and administered in accordance with GAAP. To its Knowledge, the Bona Vida Financial Statements have been prepared based on information derived from the books and records of Bona Vida and present fairly the financial condition, results of operations, changes in financial position of Bona Vida, and shareholder’ equity at the dates and for the periods indicated, do not contain any untrue statements or omit to state any material fact necessary to make the Bona Vida Financial Statements not misleading, and have been prepared in conformity with GAAP consistently applied.

(t)     Absence of Certain Changes, Events and Conditions. Except as set forth on Schedule 3.1(t), since the Balance Sheet Date: (i) Bona Vida and each Bona Vida Subsidiary has conducted its business in all material respects in the ordinary course consistent with past practice, (ii) there has not been any Material Adverse Effect, and (iii) no actions have been taken by Bona Vida or any Bona Vida Subsidiary which, if such actions were taken after the Execution Date and prior to Closing, would be in violation of Section 5.2.

(u)     Undisclosed Liabilities. Except as set forth in the Bona Vida Financial Statements or Schedule 3.1(u), Bona Vida has no Liabilities (absolute, accrued, contingent or otherwise) other than (i) Liabilities included in the most recent Bona Vida Financial Statements or (ii) normal or recurring Liabilities in the ordinary course of business consistent with past practice.

(v)     Customers and Suppliers.

(i)     Schedule 3.1(v)(i) sets forth: (A) each customer who has paid aggregate consideration to Bona Vida for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the “Bona Vida Material Customers”); and (B) the amount of consideration paid by each Bona Vida Material Customer during such periods. Except as provided on Schedule 3.1(v)(i), Bona Vida has not received any notice, and to its Knowledge it has no reason to believe, that any Bona Vida Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with Bona Vida.

(ii)     Schedule 3.1(v)(ii) sets forth (a) each supplier to whom Bona Vida has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two (2) most recent fiscal years (collectively, the “Bona Vida Material Suppliers”); and (b) the amount of purchases from each Bona Vida Material Supplier during such periods. Bona Vida has not received any notice, and to its Knowledge has no reason to believe, that any Bona Vida Material Suppliers has ceased, or intends to cease, to supply goods or services to Bona Vida or to otherwise terminate or materially reduce its relationship with Bona Vida.

(w)     Employees.

(i)     With respect to the business of Bona Vida, except as set forth on Schedule 3.1(w)(i):

(A)     Schedule 3.1(w)(i)(A) sets forth a true, correct and complete list of each person currently employed by Bona Vida (the “Bona Vida Employees”) and with respect to each such Bona Vida Employee the following information: (i) the employer of such Bona Vida Employee, (ii) the amount of salary currently being paid on a gross annualized basis, the hourly pay rate (if applicable) of such Bona Vida Employee and the amount of compensation paid in 2018; (iii) the nature and amount of all compensation proposed to be paid during calendar year 2019, (d) the material terms of any employment or similar agreement with such Bona Vida Employee; and (iv) the nature and amount of any perquisites or personal benefits currently being provided to or for the account of such Bona Vida Employee, other than the employee benefit plans of general application described herein. Schedule 3.1(w)(i)(A) contains a list of individuals who are (A) “leased employees” within the meaning of Section 414(n) of the Code or (B) “independent contractors” within the meaning of the Code and the rules and regulations promulgated thereunder, and in each case, the amount paid by BCC during calendar year 2018 and the hourly pay rate or other compensatory arrangements with respect to each such person.

(B)     Except as set forth on Schedule 3.1(w)(i)(B), Bona Vida is currently conducting and, and since January 1, 2018, has conducted its operations in compliance with any Law, agreement, plan or program applicable to Bona Vida relating to labor or employment relations or practices (including terms and conditions of employment, management-labor relations, wage and hour issues, meal and rest periods, data privacy and data protection, immigration, classification as exempt employees or independent contractors, equal opportunity, occupational safety and health, collective bargaining, nondiscrimination, harassment, immigration, the payment of social security and other Taxes), except for any such violations that would not, individually or in the aggregate, reasonably be expected to (i)  subject Bona Vida to any material liability or (ii)  adversely affect in any material respect Bona Vida’s ability to conduct its business after the Closing as presently conducted. There are no pending or, to the Knowledge of Bona Vida, threatened charges of unfair labor practices, employment discrimination or other wrongful action with respect to any aspect of employment of any person employed or formerly employed by Bona Vida. All persons who have performed services for Bona Vida and have been classified as independent contractors have satisfied the requirements of all material federal and state laws to be so classified, and as applicable Bona Vida have fully and accurately reported their compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so. Bona Vida is not engaged in and, since January 1, 2018, has not engaged in any unfair labor practice.

(C)     There are no pending or, to the Knowledge of Bona Vida, threatened, legal actions, lawsuits, arbitrations, administrative or other proceedings, charges, complaints, investigations, inspections, audits or notices of violations or possible violations brought by or on behalf of, or otherwise involving, any current or former Bona Vida Employee, any person alleged to be a current or former Bona Vida Employee, any applicant for employment, or any class of the foregoing, or any Governmental Authority, that involve the labor or employment relations and practices of Bona Vida, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortuous conduct, wage and hour claims, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic advantage (collectively, “Labor Actions”). To the Knowledge of Bona Vida, there is no valid basis for any such Labor Actions. There are no pending or, to the Knowledge of Bona Vida, threatened or anticipated material grievances or arbitration proceedings arising out of or under any labor union or collective bargaining agreement. Except as set forth on Schedule 3.1(w)(i)(C), there are no claims pending or, to the Knowledge of Bona Vida, reasonably expected or threatened, against Bona Vida under any workers’ compensation or long term disability plan or policy applicable to any current or former Bona Vida Employees.

(D)     None of the current officers or executives of Bona Vida or other key Bona Vida Employees has notified Bona Vida that he or she is terminating or intends to terminate his or her employment with Bona Vida prior to, upon or within twelve (12) months following the Closing Date. There has not been, and to the Knowledge of Bona Vida, there will not be, any adverse change relating to relations with Bona Vida Employees as a result of the transactions contemplated by this Agreement. To the Knowledge of Bona Vida, no officer or executive of Bona Vida or other key Bona Vida Employee is party to any confidentiality, non-competition, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with Bona Vida or the ability of Bona Vida to conduct its business.

(E)     Except as set forth in the Schedule 3.1(w)(i)(E), Bona Vida has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the federal Worker Adjustment and Retraining Notification Act or any similar state, local or foreign Law (including any state Laws relating to plant closings or mass layoffs) (collectively, “WARN”) during the last six (6) years. To the Knowledge of Bona Vida, Bona Vida is and has been in compliance with WARN, and Bona Vida has not incurred any liability or obligation under WARN which remains unsatisfied.

(F)     Bona Vida has provided all Bona Vida Employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives and all other compensation which became due and payable through the date of this Agreement. Bona Vida has not instituted any “freeze” of, or delayed or deferred the grant of, any cost-of-living or other salary adjustments for any Employees. Neither the execution or delivery of this Agreement, nor the continuing conduct of the business of Bona Vida as currently conducted or contemplated, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default of, any contract under which the Bona Vida Employees are now obligated.

(G)     there is no collective bargaining agreement or relationship with any labor organization;

(H)     no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(I)     to the Knowledge of Bona Vida, no union organizing or decertification efforts are underway or threatened;

(J)     no labor strike, work stoppage, slowdown, or other material labor dispute has occurred since January 1, 2018, and none is underway or, to the Knowledge of Bona Vida, threatened;

(K)     there is no workmen’s compensation liability, experience or matter outside the Ordinary Course of Business;

(L)     there are no employment contracts or severance agreements with any employees of Bona Vida; and

(M)     there are no written personnel policies, rules, or procedures applicable to employees of Bona Vida.

(ii)     With respect to this transaction, any notice required under any employment-related Law or a collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, as of the Closing Date, satisfied.

(iii)     No employment agreement of Bona Vida contains any severance, change of control or similar type of provision which would trigger a payment by BCC following consummation of the transactions contemplated by this Agreement, except as set forth on Schedule 3.1(w)(iii).

(x)     Notes and Accounts Receivable. All notes and accounts receivable of Bona Vida are reflected properly on the books and records of Bona Vida, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with its terms at its recorded amounts, subject only to the reserve for bad debts set forth on the face of the Bona Vida Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of Bona Vida.

(y)     Books and Records. The books and records including capital account books of Bona Vida, all of which have been made available to BCC, are complete and correct in all material respects and have been maintained in electronic form in accordance with sound business practices. The books and records of Bona Vida contain accurate records of all meetings, and actions taken by written consent of, the Bona Vida Shareholders, the Bona Vida Board and any committee of the Bona Vida Board, and for at least the past five (5) years no meeting, or action taken by written consent, of any such Bona Vida Shareholders, Bona Vida Board or committee of the Bona Vida Board has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Bona Vida.

(z)     Restricted Securities. By receiving the Merger Consideration, each Bona Vida Shareholder acknowledges and agrees that: (i) the BCC Common Stock to be issued pursuant to this Agreement is being acquired by such Bona Vida Shareholder for its own account and not with a view to or for distribution or reselling such BCC Common Stock or any part thereof in violation of the Securities Act or any applicable state securities Laws; (ii) the BCC Common Stock will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, which depends, in part, upon the accuracy of Bona Vida and each Bona Vida Shareholder’s representations as expressed in this Agreement; (iii) the BCC Common Stock to be issued in connection with this Agreement will be “restricted securities” under applicable U.S. federal securities Laws and may be disposed of only pursuant to an effective registration statement under the Securities Act or an exemption from registration under the Securities Act. Each Bona Vida Shareholder acknowledges that BCC has no obligation to register for resale the BCC Common Stock to be issued pursuant to this Agreement.

(aa)     Shareholder Status. By receiving the Merger Consideration, each Bona Vida Shareholder acknowledges and agrees that at the time such Bona Vida Shareholder was offered the BCC Common Stock, it was, and as of the Execution Date it is, an “accredited investor” within the meaning of Rule 501 under the Securities Act. A copy of the definition is contained on Schedule 3.1(aa). Such Bona Vida Shareholder is not subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3).

(bb)     Disclosure. No statement, representation or warranty by Bona Vida in this Agreement, including the Disclosure Schedules hereto, contains any untrue statement of material fact, or omits to state a material fact, necessary to make such statements, representations and warranties not misleading. There is no fact known to the Knowledge of Bona Vida which has specific application to Bona Vida or, so far as can reasonably be foreseen, may in the future have a Materially Adverse Effect on Bona Vida or any Subsidiary which has not been set forth in this Agreement or the Disclosure Schedules hereto.

(cc)     OFAC. None of Bona Vida, any Bona Vida Subsidiary or, to the Knowledge of Bona Vida, any director, officer, agent, employee, or Affiliate of Bona Vida or any of its Subsidiaries or any Person acting on behalf of Bona Vida or any Bona Vida Subsidiary is named on any list of persons, entities, and governments issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 - Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as in effect on the Execution Date, or any similar list issued by OFAC or any other department or agency of the United States of America under the applicable economic sanctions and/or export control Laws (collectively, the “OFAC Lists”), or is owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in any OFAC Lists.

(dd)     Certain Securities Law Matters. Each Bona Vida Shareholder by his, her or its acceptance of delivery of the Merger Consideration, (i) acknowledges the opportunity to review a legal opinion provided by counsel to BCC and the matters presented in such opinion, and (ii) is not relying solely upon the opinion in making an investment decision to accept the Merger Consideration or appraisal rights under the DGCL.

Section 3.2     Survival. The foregoing representations and warranties shall survive the Closing Date through the General Expiration Date except as provided in Section 5.6(c)(ii).

Article IV

REPRESENTATIONS AND WARRANTIES OF BCC AND MERGER SUB

Section 4.1     Representations and Warranties of BCC and Merger Sub. BCC represents and warrants to Bona Vida that the statements contained in this Section 4.1 are true and correct as of the Execution Date and will be true and correct as of the Closing Date, except as modified by the Disclosure Schedules of BCC attached to this Agreement, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation made herein only to the extent of the disclosure contained in the corresponding Section of the Disclosure Schedules or to the extent that such qualification is reasonably apparent.

(a)     Subsidiaries. Each of the Subsidiaries of BCC as of the date of this Agreement and its place of organization is set forth on Schedule 4.1(a). All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of BCC that is owned directly or indirectly by BCC have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Encumbrances, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for Permitted Encumbrances or any Encumbrances: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the organizational or charter documents of any non-wholly-owned Subsidiary of BCC. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, BCC does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

(b)     Organization and Qualification. BCC and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither BCC nor any Subsidiary is in violation nor default of any of the provisions of its respective Organizational Documents. Each of BCC and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no Action has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)     Authorization; Enforcement. BCC and each of its Subsidiaries has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by BCC and each of its Subsidiaries and the consummation by each of the transactions contemplated hereby and thereby have been (subject to the approval of the adoption of this Agreement and the transactions contemplated hereby by the BCC Stockholders and the sole stockholder of Merger Sub) duly authorized by all necessary action on the part of BCC and each of its Subsidiaries and no further action is required by BCC or any its Subsidiaries or their respective officers, directors, or shareholders in connection herewith or therewith. This Agreement and each other Transaction Document to which BCC or any of its Subsidiaries is a party has been (or upon delivery will have been) duly executed by BCC and each such Subsidiary and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of BCC and each such Subsidiary enforceable against BCC and each such Subsidiary in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable Law. Without limiting the generality of the foregoing, (1) the BCC Board has unanimously (w) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of BCC and its stockholders, (x) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (y) directed that this Agreement be submitted to the BCC Stockholders for adoption, and (z) resolved to recommend the approval of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the BCC Stockholders; and (2) the Board of Directors of Merger Sub has unanimously (w) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of Merger Sub and its stockholder, (x) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (y) directed that this Agreement be submitted to the stockholder of Merger Sub for adoption, and (z) resolved to recommend the approval of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the stockholder of Merger Sub.

(d)     No Conflicts. The execution, delivery and performance by BCC and each of its Subsidiaries of this Agreement and the other Transaction Documents to which it is a party, the exchange of the Securities and the consummation by BCC and each of its Subsidiaries of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of BCC’s or any Subsidiary’s Organizational Documents, or (ii) constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any of the properties or assets of BCC or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a BCC or Subsidiary debt or otherwise) or other understanding to which BCC or any Subsidiary is a party or by which any property or asset of BCC or any Subsidiary is bound or affected, or (iii) materially conflict with or result in a violation of any Law or other restriction of any court or Governmental Authority to which BCC or a Subsidiary is subject (including federal and state securities Laws), or by which any property or asset of BCC or a Subsidiary is bound or affected; except in the case of each of clauses (ii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e)     Capital Structure.

(i)     The authorized capital stock of BCC consists of 580,000,000 shares of BCC Common Stock, $0.001 par value, 20,000,000 shares of preferred stock, $0.001 par value per share, of which 1,000 shares are designated as Series A preferred stock (“Series A Preferred Stock”) and 2,900,000 shares are designated as Series E preferred stock (“Series E Preferred

Stock”). Schedule 4.1(e)(i) sets forth, as of the Effective Date, (i) the number of shares of BCC Common Stock that are issued and outstanding, (ii) the number of shares of Series A Preferred Stock that are issued and outstanding and (iii) the number of shares of Series E Preferred Stock that are issued and outstanding. All issued and outstanding shares of the capital stock of BCC are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. All shares of BCC Common Stock issued pursuant to the terms of this Agreement shall be duly authorized, validly issued, fully paid and non-assessable, and free of preemptive rights.

(ii)     Except as set forth on Schedule 4.1(e)(ii) there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which BCC or any BCC Subsidiary is a party or by which any of them is bound, obligating BCC or any BCC Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of BCC Common Stock, shares of Preferred Stock or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of BCC or any of the BCC Subsidiaries or obligating BCC or any BCC Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. There are no outstanding contractual obligations of BCC or any BCC Subsidiary to repurchase, redeem or otherwise acquire any shares of BCC Common Stock, shares of Preferred Stock, or other equity securities of BCC or any BCC Subsidiary. Neither BCC nor any BCC Subsidiary is a party to or, to the Knowledge of BCC, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of BCC or any of the BCC Subsidiaries.

(iii)     The membership interests of Trupet set forth on Schedule 4.1(e)(iii) constitute all of the issued and outstanding equity interests in Trupet as of the Effective Date, and such membership interests are owned of record by the applicable Trupet Members listed on Schedule 4.1(e)(iii). The membership interests listed on Schedule 4.1(e)(iii) constitute all of the interests in and to Trupet that are held by each Trupet Member. Except as set forth on Schedule 4.1(e)(iii), there exist no rights to purchase, subscriptions, warrants, options, conversion rights, preemptive rights or similar rights, and there are no outstanding equity, appreciation, phantom interest, profits participation or other benefit plans relating to the membership interests of Trupet. All issued and outstanding membership interests of Trupet are: (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Trupet organizational documents, or any agreement to which Trupet is a party; and (iii) free of any Encumbrances created by Trupet in respect thereof or by any third party. All issued and outstanding membership interests of Trupet were issued in compliance with applicable Law.

(f)     Certain Fees. Except as set forth on Schedule 4.1(f), no brokerage, finder’s fees, commissions or due diligence fees are or will be payable by BCC or any BCC Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to this Agreement or the transactions contemplated hereby other than fees to counsel and auditors. Bona Vida shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 4.1(f) that may be due in connection with this Agreement or the transactions contemplated hereby.

(g)     Litigation. Except as disclosed on Schedule 4.1(g), there are no Actions pending or, to the Knowledge of BCC, threatened by or against BCC or any BCC Subsidiary involving more than, individually or in the aggregate, $25,000. There is no Action pending or, to the Knowledge of BCC, threatened against or affecting BCC or any BCC Subsidiary before or by any Governmental Authority which: (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the issuance of the Merger Consideration or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither BCC or any BCC Subsidiary nor any officer or director thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty. There has not been, and, to the Knowledge of BCC, there is not pending or contemplated, any investigation by the SEC or any other Governmental Authority involving BCC or any BCC Subsidiary or any current or former director or officer thereof.

(h)     Bad Actors. No “covered person” of BCC or any BCC Subsidiary (as such term is defined in Rule 506(d) of Regulation D of the Securities Act) is subject to any disqualification under Rule 506(d) of Regulation D of the Securities Act.

(i)     Compliance with Laws; Permits .

(i)     To the Knowledge of BCC, BCC and each of its Subsidiaries are in material compliance with all applicable Laws, rules, regulations, and policies administered or enforced by the FDA, the DEA, and any other Governmental Authority that regulates the development of BCC’s Products and the Products of each of its Subsidiaries, including, without limitation, relating to sales and marketing practices, mislabeling and misbranding requirements, good manufacturing practices, pre- and post-marketing adverse drug experience and adverse drug reaction reporting, and all other pre- and post-marketing reporting requirements, as applicable. Except as disclosed in Schedule 4.1(i)(i), BCC or any of its Subsidiaries has not received notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the FDA or any other applicable Governmental Authority alleging that any operation or activity of BCC or any of its Subsidiary is, or has been, in violation of any applicable Law.

(ii)     Subject to Section 4.1(i)(i), BCC and each BCC Subsidiary have complied and are currently in compliance with all applicable federal, state, local, foreign or other Laws, except for any instance of non-compliance that has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(iii)     All Permits required for BCC and each BCC Subsidiary to conduct its respective business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 4.1(i)(iii) lists all current Permits issued to BCC and each BCC Subsidiary, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.1(i)(iii).

(iv)     Neither BCC, any BCC Subsidiary or any of their officers, directors, employees or agents has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, including, without limitation, offered, paid, promised to pay or authorized the payment of any money or offer, gift, promise to give, or authorized the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and BCC and each BCC Subsidiary has conducted its business in compliance with the FCPA.

(v)     Neither BCC, any BCC Subsidiary or any of their officers, directors, employees or agents has taken any action, directly or indirectly, that would result in a violation by such Persons of other United States Laws, including, without limitation, offered, paid, promised to pay or authorized the payment of any money or offer, gift, promise to give, or authorized the giving of anything of value to (A) any official or any government of the United States or any state or local instrumentality or (B) any corporation, limited liability company or other entity.

(vi)     None of BCC, any of its Subsidiaries, or any of their respective officers, directors or employees and none of the holders, directly or indirectly, of equity securities of BCC or any of its Subsidiaries, has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or has been convicted of any crime or is subject to a governmental inquiry, investigation or other action, or has engaged in any conduct, that could reasonably be expected to result in debarment, suspension, or exclusion, nor, to the Knowledge of BCC, is any such exclusion, suspension or bar pending or threatened. Schedule Section 4.1(i)(vi) sets forth a complete list of any final adverse legal actions, including but not limited to convictions, exclusions, revocations, suspensions or otherwise, that would be required to be reported to any Governmental Authority prior to or as the result of the execution of the Transaction.

(j)     Intellectual Property.

(i)     Schedule 4.1(j)(i) lists all: (A) BCC IP Registrations; and (B) BCC Intellectual Property that is not registered but that is material to BCC’s and each of its Subsidiaries’ business or operations. BCC and each of its Subsidiaries has taken all reasonable and necessary steps to maintain and enforce the BCC Intellectual Property and to preserve the confidentiality of all trade secrets included therein. All required filings and fees related to BCC IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all BCC IP Registrations are otherwise in good standing. To the Knowledge of BCC, all of the Intellectual Property held by BCC and its Subsidiaries is valid and enforceable, all Intellectual Property Registrations are subsisting and in full force and effect, and there are no facts or circumstances that would render any BCC IP Registrations invalid or unenforceable. To the Knowledge of BCC, there has been no misrepresentation or failure to disclose, any fact or circumstances in any application for any BCC IP Registrations that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any BCC IP Registrations. BCC or any of its Subsidiaries has not claimed a particular status, including “small entity status,” in the application for any BCC IP Registrations, which claim of status was not at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.

(ii)     Schedule 4.1(j)(ii) lists all BCC IP Agreements that are material to BCC’s business as it presently is being conducted. BCC has made available to Bona Vida true and complete copies of all such BCC IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each BCC IP Agreement is valid and binding on BCC or its Subsidiary, as applicable, in accordance with its terms and is in full force and effect. None of BCC, its Subsidiaries, or, to its Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any BCC IP Agreement.

(iii)     Except as disclosed on Schedule 4.1(j)(iii), BCC or one of its Subsidiaries is the sole and exclusive legal and beneficial, and with respect to BCC’s or its Subsidiary’s IP Registrations, record, owner of all right, title and interest in and to BCC’s or its Subsidiary’s Intellectual Property, and BCC or its Subsidiary has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of BCC’s or its Subsidiary’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(iv)     Since its inception, BCC and its Subsidiaries have entered into binding, written agreements with every current and former employee and with every current and former independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with BCC or its Subsidiary, whereby such employees and independent contractors (A) assign to BCC or its Subsidiary any ownership interest and right they may have in BCC’s or its Subsidiary’s Intellectual Property; and (B) acknowledge BCC’s or its Subsidiary’s exclusive ownership of BCC’s or its Subsidiary’s Intellectual Property. BCC provided Bona Vida with true and complete copies of all such agreements.

(v)     the conduct of BCC’s and its Subsidiaries’ businesses as currently and formerly conducted and as proposed to be conducted, including the use of the BCC Intellectual Property in connection therewith, and the products, processes, and services of BCC and its Subsidiaries have not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person.

(vi)     To the Knowledge of BCC, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property held by BCC or its Subsidiaries. There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or, to BCC’s Knowledge, threatened (including in the form of offers to obtain a license), (A) alleging any infringement, misappropriation, or other violation by BCC or any of its Subsidiaries of the Intellectual Property of any Person; (B) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property held by BCC or its Subsidiaries, or BCC’s or any of its Subsidiaries’ right, title, or interest in or to any Intellectual Property; or (C) by BCC or any of its Subsidiaries, alleging any infringement, misappropriation, or other violation by any Person of the Intellectual Property of BCC or its Subsidiaries. To the Knowledge of BCC, there are no facts or circumstances that could reasonably be expected to give rise to any such Action. Neither BCC nor its Subsidiaries are subject to any outstanding or prospective order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership or use of any Intellectual Property of BCC or its Subsidiaries.

(vii)     BCC Intellectual Property.

(A)     Schedule 4.1(j)(vii)(A) identifies all BCC’s and its Subsidiaries’ Intellectual Property and all Intellectual Property licensed to BCC or any of its Subsidiaries under a BCC IP Agreement and that are: (1) used in the development, maintenance, use or support of any BCC’s or any of its Subsidiaries’ product, (2) incorporated in or distributed or licensed with such BCC’s or any of its Subsidiaries’ product in any manner for use in connection with such BCC’s or any of its Subsidiaries’ product, or (3) used to deliver, host or otherwise provide services with respect to such BCC’s or any of its Subsidiaries’ product, (except for non-customized, off-the-shelf software that is commercially available pursuant to shrink-wrap, click-through or other standard form agreements or with an annual license fee or replacement value of less than $10,000).

(B)     Except as set forth on Schedule 4.1(j)(vii)(B), all BCC Intellectual Property is fully transferable, alienable or licensable by BCC or any of its Subsidiaries without restriction and without payment of any kind to any third party. BCC or any of its Subsidiaries has not transferred ownership of, or granted any exclusive license of (or exclusive right to use), or authorized the retention of any exclusive rights to use or joint ownership of, any BCC Intellectual Property or other Intellectual Property to any other Person. Except as set forth on Schedule 4.1(j)(vii)(B), BCC or any of its Subsidiaries is not subject to any BCC IP Agreement (other than with respect to current customers pursuant to BCC’s any of its Subsidiaries’ standard form of customer agreement entered into in the ordinary course of business) that includes any unperformed obligations that require BCC or any of its Subsidiaries to develop any product or other Intellectual Property, including any enhancements or customizations that are part of or used in connection with existing Bona Vida Products (collectively, “Customizations”), and BCC or one of its Subsidiaries owns and will continue to own all right, title and interest in and to all such Customizations developed by BCC or any of its Subsidiaries.

(C)     BCC Products. To BCC’s Knowledge, except as set forth on Schedule 3.1(k)(vii), since January 1, 2018, there have been no Actions by any Governmental Authority instituted or, to the Knowledge of BCC or any of its Subsidiaries threatened, that seek the recall of any BCC Product or the revocation or suspension of any regulatory license or approval necessary to manufacture, supply, wholesale, sell or offer for sale any BCC Product, except for those licenses and approvals, the absence of which would not have a Material Adverse Effect on BCC.

(k)     Benefit Plans. Except as set forth on Schedule 4.1(k), neither BCC nor any of its Subsidiaries sponsor, maintain, or contribute to, or are obligated to contribute to, or have any liability under, any Employee Benefit Plans.

(i)     Each such Employee Benefit Plan (and, to the Knowledge of BCC, each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and any applicable collective bargaining agreement in all material respects, and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

(ii)     All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan in all material respects. The requirements of COBRA (or similar state law) have been met in all material respects with respect to each such Employee Benefit Plan to which COBRA (or similar state law) is applicable.

(iii)     All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an employee pension benefit plan under ERISA §3(2) and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Benefit Plan or will be accrued and contributed in accordance with ERISA, the Code, and the past custom and practice of BCC or its Subsidiaries, as applicable. All applicable premiums or other similar payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an employee welfare benefit plan under ERISA §3(1).

(iv)     Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination letter from the Internal Revenue Service that such Employee Benefit Plan is so qualified, or can rely on an advisory or opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, and nothing has occurred since the date of such letter that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.

(v)     To the Knowledge of BCC, there have been no “prohibited transactions” (as defined in Section 406 of ERISA and Section 4975 of the Code and for which no prohibited transaction exemption is available) with respect to any such Employee Benefit Plan during the prior three (3) years. To the Knowledge of BCC, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No Action with respect to such Employee Benefit Plan (including with respect to the administration or the investment of the assets of any such Employee Benefit Plan) (other than routine claims for benefits) is pending or, to the Knowledge of BCC, threatened, and no such Employee Benefit Plan within the past three (3) years has been the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by an Governmental Authority.

(vi)     None of such Employee Benefit Plans is a Title IV Plan, a Multiemployer Plan, a “multiple employer plan” (as defined in Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither BCC nor any of its ERISA Affiliates maintains, sponsors, contributes to, or is required to contribute to (or in the past six (6) years has maintained, sponsored, contributed to, or been required to contribute to) a Title IV Plan or a Multiemployer Plan. BCC and its ERISA Affiliates have neither incurred in the past six (6) years nor do they reasonably expect to incur (directly or indirectly) any material liability under Title I or Title IV of ERISA (or related provisions of the Code) relating to any such Employee Benefit Plan.

(vii)     None of such Employee Benefit Plans provides post-termination or retiree health benefits to any individual for any reason, except as required pursuant to COBRA (or similar state law), and neither BCC nor any of its Subsidiaries have any obligation or liability to provide such benefits to any individual.

(viii)     Neither BCC nor any of its Subsidiaries have a commitment or obligation, and have not made any representations to any employee or other individual or entity (whether or not legally binding), to adopt, amend, modify, or terminate any such Employee Benefit Plan or collective bargaining agreement, or to adopt a new benefit plan, in connection with the transactions contemplated by this Agreement or otherwise.

(ix)     Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, directly or in combination with any termination of employment, will result in the acceleration, vesting, funding, or creation of any rights of any director, officer, retiree, independent contractor, consultant or employee to payments or benefits, or increases or enhancements in any payments or benefits or any loan forgiveness, in each case, from BCC or any of its Subsidiaries.

(x)     No Employee Benefit Plan is a Deferred Compensation Plan;; and (ii) neither BCC nor any of its Subsidiaries have (a) granted to any person an interest in any Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(5)(A) of the Code, or (b) modified the terms of or operated any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(5)(A) of the Code. Neither BCC nor any of its Subsidiaries have any obligation to gross-up, indemnity, or reimburse any individual or entity for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(l)     Tax Matters. Except as set forth on Schedule 4.1(l), to BCC’s Knowledge:

(i)     BCC and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all income and other material Tax Returns that it was required to file under applicable Laws (after giving effect to any filing extension properly granted by a Governmental Authority having the authority to do so). All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All Taxes due and owing by BCC and each of its Subsidiaries have been paid, except for amounts that are being contested in good faith. Neither BCC nor any of its Subsidiaries has any obligation to pay Taxes pursuant to Section 965 of the Code. Since the Balance Sheet Date, neither BCC nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(ii)     There are no Encumbrances for Taxes (other than Taxes not yet due and payable) on any of the assets of BCC or its Subsidiaries.

(iii)     Neither BCC nor and any of its Subsidiaries has entered into any agreement with any Tax Authority to extend the period of limitations for any Taxes. No Tax audit, examination or other Action is now pending against BCC or any of its Subsidiaries or has been threatened in writing, and no Tax deficiency has been asserted or threatened in writing against BCC or any of its Subsidiaries that remains unpaid.

(iv)     Neither BCC nor any of its Subsidiaries (1) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar Contract (other than customary commercial leases or other Contracts that are not primarily related to Taxes and were entered into in the ordinary course of business), or (2) has any liability for Taxes of another Person (other than Bona Vida) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or Non-U.S. Law), as a transferee or successor, by Contract or otherwise.

(v)     BCC has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(vi)     Neither BCC nor any of its Subsidiaries has taken any action, agreed to take any action or failed to take any action, or has Knowledge of any fact or circumstance that, in each case, could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(vii)     The reincorporation of BCC from Nevada to Delaware immediately prior to the Merger qualifies as a reorganization pursuant to Section 368(a)(1)(F) of the Code.

(viii)     BCC and each of its Subsidiaries has withheld or has caused to be withheld, and has paid over or has caused to have been paid over to the appropriate Governmental Authorities, all Taxes required to be so withheld and paid over for all periods under all applicable Law in connection with amounts paid or owing to any employee, shareholder, stockholder, partner, member, independent contractor, creditor, customer, non-resident or other party and all filings (including Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed. BCC and each of its Subsidiaries has correctly classified those individuals performing services as common law employees, leased employees, independent contractors or agents of BCC or its Subsidiaries.

(ix)     BCC has made available to Bona Vida complete and correct copies of all federal, state and local (i) income Tax Returns of, and (ii) examination reports and statements of deficiencies assessed against or agreed to by, BCC in each case for years ending on or after December 31, 2014.

(x)     No claim has ever been made by any taxing authority in any jurisdiction where BCC or its Subsidiaries does not currently file Tax Returns that it is or may be subject to Tax or required to file a Tax Return in that jurisdiction.

(xi)     BCC will not be required to include any item of income or gain in, or be required to exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) occurring or arising in a taxable period ending on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) election under Section 108(i) of the Code; (vi) prepaid amount or advance payment received on or prior to the Closing Date; (vii) use of the “deferral method of accounting”; or (viii) the application of Section 951 or Section 951A of the Code with respect to income earned or recognized or payments received on or prior to the Closing Date. BCC does not use the cash method of tax accounting.

(xii)     BCC has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(xiii)     BCC has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could reasonably be expected to result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or non-U.S. applicable Law. BCC has not engaged in any “listed transaction,” as set forth in Section 1.6011-4(b)(2) of the U.S. Treasury Regulation.

(xiv)     Neither BCC nor any of its Subsidiaries owns any interest in any entity or arrangement classified as a trust, partnership or disregarded entity for U.S. federal income Tax purposes.

(xv)     The prices and terms for the provision of any property or services between or among BCC and its affiliates, or its branches, offices or permanent establishments comply with the principles set forth in Section 482 of the Code (and any similar provisions of state, local or foreign Law), are arm’s length for purposes of all applicable transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.

(xvi)     Neither BCC nor any of its Subsidiaries has any operations outside of the United States, including branches, offices or permanent establishments.

(xvii)     There are no closing agreements or similar arrangements with any Governmental Authority with regard to the determination of the Tax liability of BCC or any of its Subsidiaries that would have continuing effect on periods (or portions thereof) ending after the Closing Date. There are no requests or rulings or determinations in respect of any Tax or Tax asset pending between BCC or any of its Subsidiaries and any Governmental Authority.

(xviii)     Neither BCC nor and any of its Subsidiaries has taken any action, agreed to take any action or failed to take any action, or has Knowledge of any fact or circumstance that, in each case, could reasonably be expected to prevent (a) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (b) the exchange of all of the outstanding equity interests of Trupet for BCC capital stock pursuant to the Trupet SEA, together with the Merger and the Financing, from qualifying as an exchange under Section 351 of the Code.

(xix)     Neither BCC nor Merger Sub is or will be an “investment company” within the meaning of Section  351 of the Code at any time (A) immediately after the Merger or (B) on the Closing Date.

(xx)     BCC has no plan or intention to, after the Merger, make any dividends or distributions to holders of BCC stock who are former Bona Vida stockholders other than regular, normal dividends or distributions made to all holders of record of BCC stock on the relevant record date with respect to such dividends or distributions.

(xxi)     Merger Sub is a newly formed corporation that is a direct, wholly-owned subsidiary of BCC and Merger Sub was formed solely for the purpose of consummating the Merger and has not conducted and will not conduct any activities that are not related to the Merger. Merger Sub has held no assets and incurred no liabilities from the time of its formation until the Effective Time. At all times prior to the Effective Time, BCC has directly owned and immediately prior to the Effective Time will continue to directly own all of the outstanding stock of Merger Sub. No stock of Merger Sub will be issued in the Merger.

(xxii)     Taking into account any issuance of additional shares of the capital of BCC; any issuance of shares of the capital of BCC for services; the exercise of any BCC rights to acquire shares, warrants, or subscriptions; a public offering of shares and the sale, exchange, transfer by gift, or other disposition of any of the shares of the capital of BCC to be received in the Merger or Trupet Transaction, shareholders of Bona Vida stock whose shares of Bona Vida are converted into BCC Common Stock pursuant to the Merger and the owners of the equity interests in Trupet who will transfer their equity interest in Trupet to BCC in exchange for BCC Common Stock pursuant to the Trupet Transaction will be in Control of BCC. For purposes of this section 4.1(l), “Control” means at least 80 percent of the total combined voting power of all outstanding shares of all classes of stock entitled to vote and at least 80 percent of the total number of all outstanding shares of all other classes of stock of Bona Vida.

(xxiii)     There is no plan or intention on the part of BCC or any person related to BCC within the meaning of Treasury Regulation section 1.368-1(e)(4) to redeem or otherwise reacquire any BCC Common Stock to be issued pursuant to the Merger or Trupet Transaction. There is no understanding between BCC and any stockholder of Bona Vida or equity owner of Trupet that such person’s ownership of BCC stock would be transitory.

(xxiv)     Immediately after the consummation of the Merger and Trupet Transaction, the only shares of the capital of BCC or other securities outstanding will be BCC Common Stock, which are voting shares entitled to vote in connection with the election of directors of BCC.

(xxv)     BCC is not and immediately after the Merger will not be a "personal service corporation" within the meaning of section 269A of the Code.

BCC has no plan or intention to (i) liquidate Bona Vida, (ii) merge Bona Vida with and into another entity, (iii) sell, dispose of or otherwise transfer (including transfer to affiliates) any of the stock of Bona Vida, or (iv) cause Bona Vida to sell, dispose of, or otherwise transfer (including transfers to affiliates) any of its assets held at the Effective Time, except for dispositions made in the ordinary course of business, or transfers described in section 368(a)(2)(C) of the Code or Treasury Regulations section 1.368-2(k), in which latter case the foregoing representations set forth in this clause (xv) shall be deemed to apply to any transferee. There is no current plan or intention by BCC to dispose of the transferred equity interests in Trupet received by BCC in the Trupet Transaction other than in the normal course of business operations or other than to transfer the Trupet equity interests to a wholly-owned subsidiary of BCC. Any of the Trupet equity interests transferred to such a wholly-owned subsidiary will be retained by such subsidiary and such subsidiary will have no plan or intention to dispose of the Trupet equity interests.

(m)     Environmental, Health and Safety Matters.

(i)     BCC has been and is in compliance with all EHSR, other than such instances of non-compliance which, individually or in the aggregate, will not have a Material Adverse Effect.

(ii)     Without limiting the generality of the foregoing, BCC has obtained and is in compliance with, all permits, licenses and other authorizations that are required pursuant to all EHSR for the occupation of its facilities and the operation of its business.

(iii)     BCC has not received any written or oral notice, report or other information regarding any actual or alleged violation of any EHSR, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of its facilities arising under any EHSR.

(n)     Contracts. Schedule 4.1(n) sets forth a complete and accurate list of all material Contracts to which BCC or any of its Subsidiaries is a party or by which BCC or any of its Subsidiaries is subject, including the following:

(i)     the Organizational Documents of BCC and each of its Subsidiaries;

(ii)     any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(iii)     any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will: (A) extend over a period of more than one year; (B) result in a material loss to BCC or any of its Subsidiaries; or (C) involve consideration in excess of $25,000;

(iv)     any agreement concerning a partnership or joint venture;

(v)     any material agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a security interest on any of its assets, tangible or intangible;

(vi)     any agreement concerning confidentiality or noncompetition other than with clients and vendors in the ordinary course of business;

(vii)     any profit sharing, unit option, unit purchase, unit appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, or employees;

(viii)     any collective bargaining agreement;

(ix)     any agreement other than on an employment-at-will basis for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits, if the amount payable after January 1, 2019 exceeds $50,000;

(x)     any agreement under which it has advanced or loaned any amount of money to any of its directors, officers or employees outside the ordinary course of business;

(xi)     any agreement under which the consequences of a default or termination may have a Material Adverse Effect on BCC or any of its Subsidiaries;

(xii)     any agreement that provides for the indemnification by BCC or any of its Subsidiaries of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(xiii)     any agreement that relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(xiv)     all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising agreements to which BCC or any of its Subsidiaries is a party;

(xv)     any agreement with any Governmental Authority to which BCC or any of its Subsidiaries is a party;

(xvi)     any agreement that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights or properties of BCC or any of its Subsidiaries;

(xvii)     any agreement that obligates BCC or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party, or upon consummation of the Merger will obligate BCC or any Subsidiaries or Affiliates of BCC to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(xviii)     any agreement that contains any provision that requires the purchase of all or a material portion of BCC’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to BCC or its Subsidiary, as applicable; or

(xix)     any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

BCC has delivered to Bona Vida a correct and complete copy of each written Contract listed on Schedule 4.1(n). With respect to each such Contract: (i) the Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) BCC or any of its Subsidiaries has not received written notice from the counterparty that it is in breach or default; (iii) no party has repudiated any provision of such agreement or informed BCC or its Subsidiaries, as applicable, that it does not intend to renew such Contract; and (iv) to the Knowledge of BCC, no event of default, termination event, or material breach that, with notice or the lapse of time or both, would result in an event of default or termination event (in each case as defined or referred to in such Contract) by BCC, any of its Subsidiaries or any other party thereto has occurred or has occurred and is continuing under any such Contract.

(o)     Title to Assets; Real Property.

(i)     BCC and its Subsidiaries have good and valid (and, in the case of owned real property, good and marketable fee simple) title to, or a valid leasehold interest in, all real property and personal property and other assets reflected in most recent audited BCC Financial Statements, or the Trupet Financial Statements with respect to Trupet, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the filing of the most recent audited BCC Financial Statements or since the Trupet Balance Sheet Date with respect to Trupet. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

(ii)     Schedule 4.1(o)(ii) lists: (A) the street address of each parcel of real property; (B) if such property is leased or subleased by BCC or any of its Subsidiaries, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (C) the current use of such property. With respect to leased real property, BCC has delivered or made available to Bona Vida true, complete and correct copies of any leases affecting the real property. BCC or any of its Subsidiaries is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased real property. The use and operation of the real property in the conduct of BCC’s or its Subsidiaries’ business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. There are no Actions pending nor, to the Knowledge of BCC, threatened against or affecting the real property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(iii)     Condition and Sufficiency of Assets. The assets of BCC and its Subsidiaries reflected in the most recent BCC Financial Statements or the Trupet Balance Sheet with respect to Trupet or acquired after the date thereof (but excluding inventory sold since the date thereof in the ordinary course of business) are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, except for obsolete assets that are not material to the business of BCC or any of its Subsidiaries. The assets of BCC and its Subsidiaries owned, leased or licensed by BCC or any of its Subsidiaries comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used in the conduct of the business of BCC and its Subsidiaries and are sufficient for the continued conduct of BCC’s and its Subsidiaries’ business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of BCC and its Subsidiaries as currently conducted.

(p)     Guarantees. BCC or any of its Subsidiaries is not a guarantor or otherwise is liable for any liability or obligation (including Indebtedness) of any other Person.

(q)     Insurance.

(i)     Schedule Section 4.1(q) contains a true, complete and correct list of all insurance policies, binders, and fidelity or surety bonds maintained by or on behalf of BCC, any of its Subsidiaries or any of their respective assets, properties, directors, members, managers and officers. BCC has delivered to Bona Vida true, complete and correct copies of all such Policies.

(ii)     Each Policy is in full force and effect and is valid, binding and enforceable in accordance with its respective terms. Neither the execution and delivery of this Agreement or the Transaction Documents to which it is a party nor the consummation of the Merger will cause the lapse or result in the termination of any Policy. BCC or any of its Subsidiaries is not in default under any Policy.

(iii)     BCC or any of its Subsidiaries has not received any notice from the insurer under any Policy disclaiming or disputing coverage, reserving rights with respect to a particular claim or such Policy in general or canceling or materially amending any such Policy (including the amount of the premium payable in respect thereof), and there is no claim by BCC or any of its Subsidiaries pending under any such Policy.

(iv)     All premiums due and payable for the Policies have been duly paid, and such policies (or extensions, renewals or replacements thereof with comparable policies) will be in full force and effect without interruption until the Closing Date.

(v)     the Policies (A) are of the type and provide the coverage of insurance policies customarily carried by Persons conducting businesses similar to the business of BCC and its Subsidiaries, (ii) are sufficient to comply with all applicable Laws and Contracts to which BCC or any of its Subsidiaries is a party or by which BCC or any of its Subsidiaries is bound and (iii) insure all insurable assets of BCC and its Subsidiaries up to their respective full replacement values.

(r)     SEC Documents; Financial Statements.

(i)     From January 1, 2016, BCC has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act as if BCC has been required to file reports under Section 13(a) or 15(d) of the Exchange Act (all of the foregoing filed prior to the date this representation is made including all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein are referred to as the “SEC Documents”). BCC has made available to Bona Vida, or filed and made publicly available on EDGAR, true and complete copies of the SEC Documents. Except as set forth on Schedule 4.1(r), each of the SEC Documents was filed with the SEC within the time frames prescribed by the SEC for the filing of such SEC Documents (including any extensions of such time frames permitted by Rule 12b-25 under the Exchange Act pursuant to timely filed Forms 12b-25) such that each filing was timely filed (or deemed timely filed pursuant to Rule 12b-25 under the Exchange Act) with the SEC. Except as set forth in Schedule 4.1(r)(i), as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. Except as set forth in Schedule 4.1(r)(i), none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the filing of the SEC Documents, except as set forth on Schedule 4.1(r)(i), no event has occurred that would require an amendment or supplement to any of the SEC Documents and as to which such an amendment has not been filed and made publicly available on the SEC’s EDGAR system no less than five (5) days prior to the date this representation is made. Except as set forth on Schedule 4.1(r)(i), BCC has not received any written comments from the SEC staff that have not been resolved to the satisfaction of the SEC staff.

(ii)     BCC is not, nor has BCC been since February 4, 2016, a “shell company,” as such term is defined in paragraph (i)(1)(i) of Rule 144 of the 1933 Act or Rule 12b-2 of the Exchange Act of 1934.

(iii)     BCC is not required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(iv)     BCC has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) and such controls and procedures are effective in ensuring that material information relating to the BCC, including BCC Subsidiaries, is made known to the principal executive officer and the principal financial officer.

(v)     As of their respective dates, the consolidated financial statements of BCC (the “BCC Financial Statements”) and its Subsidiaries included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except: (i) as may be otherwise indicated in such financial statements or the notes thereto; or (ii) in the case of unaudited interim statements, to the extent they may be subject to normal year-end adjustments, may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of BCC as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The accounting firm that expressed its opinion with respect to the consolidated financial statements included in BCC’s most recently filed annual report on Form 10-K, and reviewed the consolidated financial statements included in BCC’s most recently filed quarterly report on Form 10-Q, was independent of BCC pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the SEC and as required by the applicable rules and guidance from the PCAOB, and such firm was (or is, as applicable) otherwise qualified to render such opinion under applicable Law and the rules and regulations of the SEC and the PCAOB. There is no transaction, arrangement or other relationship between BCC and an unconsolidated or other off-balance-sheet entity that is required to be disclosed by BCC in its reports pursuant to the Exchange Act that has not been so disclosed in the SEC Documents prior to the date of this Agreement.

(vi)     To the extent made available to BCC by Trupet prior to the Execution Date, BCC has delivered to Bona Vida unaudited balance sheets, statements of profit and loss and cash flow statements of Trupet for the periods from January 1 through December 31, 2017 and 2018 (the “Trupet Financial Statements”). To its Knowledge, the Trupet Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The balance sheet of Trupet as of December 31, 2018 is referred to herein as the “Trupet Balance Sheet” and the date thereof as the “Trupet Balance Sheet Date”. To its Knowledge, Trupet maintains a standard system of accounting established and administered in accordance with GAAP. To its Knowledge, the Trupet Financial Statements have been prepared based on information derived from the books and records of Trupet and present fairly the financial condition, results of operations, changes in financial position of Trupet, and member’ equity at the dates and for the periods indicated, do not contain any untrue statements or omit to state any material fact necessary to make the Trupet Financial Statements not misleading, and have been prepared in conformity with GAAP consistently applied.

(s)     Absence of Certain Changes, Events and Conditions. Except as set forth on Schedule 4.1(s), since the filing of the most recent audited BCC Financial Statements and since the Trupet Balance Sheet Date with respect to Trupet: (i) BCC and each BCC Subsidiary has conducted its business in all material respects in the ordinary course consistent with past practice, (ii) there has not been any Material Adverse Effect, and (iii) no actions have been taken by BBC or any of its Subsidiaries which, if such actions were taken after the Execution Date and prior to Closing, would be in violation of Section 5.1.

(t)     Undisclosed Liabilities. Except as set forth in the BCC Financial Statement, the Trupet Financial Statements or Schedule 4.1(t), BCC or any of its Subsidiaries has no Liabilities (absolute, accrued, contingent or otherwise) other than (i) Liabilities included in the most recently filed audited BCC Financial Statements or the most recent Trupet Financial Statements with respect to Trupet or (ii) normal or recurring Liabilities in the ordinary course of business consistent with past practice.

(u)     Customers and Suppliers.

(i)     Schedule 4.1(u)(i) sets forth: (A) each customer who has paid aggregate consideration to BCC and each of its Subsidiaries for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the “BCC Material Customers”); and (B) the amount of consideration paid by each BCC Material Customer during such periods. Except as provided on Schedule 4.1(u)(i), BCC or any of its Subsidiaries has not received any notice, and to its Knowledge it has no reason to believe, that any BCC Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with BCC or any of its Subsidiaries.

(ii)     Schedule 4.1(u)(ii) sets forth (a) each supplier to whom BCC and each of its Subsidiaries has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two (2) most recent fiscal years (collectively, the “BCC Material Suppliers”); and (b) the amount of purchases from each BCC Material Supplier during such periods. BCC or any of its Subsidiaries has not received any notice, and to its Knowledge has no reason to believe, that any BCC Material Suppliers has ceased, or intends to cease, to supply goods or services to BCC or any of its Subsidiaries or to otherwise terminate or materially reduce its relationship with BCC or any of its Subsidiaries.

(v)     Employees.

(i)     With respect to the business of BCC and each of its Subsidiaries:

(A)     Schedule 4.1(v)(i)(A) sets forth a true, correct and complete list of each person currently employed by BCC and each of its Subsidiaries (the “Employees”) and with respect to each such Employee the following information: (i) the employer of such Employee, (ii) the amount of salary currently being paid on a gross annualized basis, the hourly pay rate (if applicable) of such Employee and the amount of compensation paid in 2018; (iii) the nature and amount of all compensation proposed to be paid during calendar year 2019, (d) the material terms of any employment or similar agreement with such Employee; and (iv) the nature and amount of any perquisites or personal benefits currently being provided to or for the account of such Employee, other than the employee benefit plans of general application described herein. Schedule 4.1(v)(i)(A) contains a list of individuals who are (A) “leased employees” within the meaning of Section 414(n) of the Code or (B) “independent contractors” within the meaning of the Code and the rules and regulations promulgated thereunder, and in each case, the amount paid by BCC during calendar year 2018 and the hourly pay rate or other compensatory arrangements with respect to each such person.

(B)     Except as set forth on Schedule 4.1(v)(i)(B), BCC and each of its Subsidiaries are currently conducting and, and since January 1, 2016, have conducted their operations in compliance with any Law, agreement, plan or program applicable to BCC or any of its Subsidiaries relating to labor or employment relations or practices (including terms and conditions of employment, management-labor relations, wage and hour issues, meal and rest periods, data privacy and data protection, immigration, classification as exempt employees or independent contractors, equal opportunity, occupational safety and health, collective bargaining, nondiscrimination, harassment, immigration, the payment of social security and other Taxes), except for any such violations that would not, individually or in the aggregate, reasonably be expected to (i)  subject BCC or any of its Subsidiaries to any material liability or (ii)  adversely affect in any material respect BCC’s or any of its Subsidiaries’ ability to conduct its business after the Closing as presently conducted. There are no pending or, to the Knowledge of BCC, threatened charges of unfair labor practices, employment discrimination or other wrongful action with respect to any aspect of employment of any person employed or formerly employed by BCC or any of its Subsidiaries. All persons who have performed services for BCC and each of its Subsidiaries and have been classified as independent contractors have satisfied the requirements of all material federal and state laws to be so classified, and as applicable BCC or any of its Subsidiaries has fully and accurately reported their compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so. BCC or any of its Subsidiaries is not engaged in and, since January 1, 2016, has not engaged in any unfair labor practice.

(C)     There are no pending or, to the Knowledge of BCC, threatened, Labor Actions involving BCC or any of its Subsidiaries. To the Knowledge of BCC, there is no valid basis for any such Labor Actions. There are no pending or, to the Knowledge of BCC, threatened or anticipated material grievances or arbitration proceedings arising out of or under any labor union or collective bargaining agreement. Except as set forth on Schedule 4.1(v)(i)(C), there are no claims pending or, to the Knowledge of BCC, reasonably expected or threatened, against BCC or any of its Subsidiaries under any workers’ compensation or long term disability plan or policy applicable to any current or former Employees.

(D)     None of the current officers or executives of BCC or any of its Subsidiaries or other key Employees has notified BCC or any of its Subsidiaries that he or she is terminating or intends to terminate his or her employment with BCC or any of its Subsidiaries prior to, upon or within twelve (12) months following the Closing Date. There has not been, and to the Knowledge of BCC, there will not be, any adverse change relating to relations with Employees as a result of the transactions contemplated by this Agreement. To the Knowledge of BCC, no officer or executive of BCC or any of its Subsidiaries or other key Employee is party to any confidentiality, non-competition, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with BCC or any of its Subsidiaries or the ability of BCC or any of its Subsidiaries to conduct its business.

(E)     Except as set forth in the Schedule 4.1(v)(i)(E), BCC or any of its Subsidiaries has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN during the last six (6) years. To the Knowledge of BCC, BCC or each of its Subsidiaries are and have been in compliance with WARN, and BCC or any of its Subsidiaries has not incurred any liability or obligation under WARN which remains unsatisfied.

(F)     BCC or each of its Subsidiaries have provided all Employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives and all other compensation which became due and payable through the date of this Agreement. BCC or any of its Subsidiaries has not instituted any “freeze” of, or delayed or deferred the grant of, any cost-of-living or other salary adjustments for any Employees. Neither the execution or delivery of this Agreement, nor the continuing conduct of the business of BCC and each of its Subsidiaries as currently conducted or contemplated, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default of, any contract under which the Employees are now obligated.

(G)     there is no collective bargaining agreement or relationship with any labor organization;

(H)     no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(I)     to the Knowledge of BCC, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(J)     no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of BCC, threatened;

(K)     there is no workmen’s compensation liability, experience or matter outside the Ordinary Course of Business;

(L)     there are no employment contracts or severance agreements with any employees of BCC; and

(M)     there are no written personnel policies, rules, or procedures applicable to employees of BCC.

(ii)     With respect to this transaction, any notice required under any employment-related Law or a collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, as of the Closing Date, satisfied. No employment agreement of BCC contains any severance, change of control or similar type of provision which would trigger a payment by Bona Vida following consummation of the transactions contemplated by this Agreement.

(w)     Notes and Accounts Receivable. All notes and accounts receivable of BCC and each of its Subsidiaries are reflected properly on their respective books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with its terms at its recorded amounts, subject only to the reserve for bad debts set forth on the face of the BCC Financial Statements or the Trupet Financial Statements (rather than in any notes thereto), as applicable, as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of BCC or its Subsidiaries, as applicable.

(x)     Books and Records. The minute books and shareholder books of BCC and each of its Subsidiaries, all of which have been made available to Bona Vida, are complete and correct in all material respects and have been maintained in electronic form in accordance with sound business practices. The minute books of BCC and each of its Subsidiaries contain accurate records of all meetings, and actions taken by written consent of, the board of directors (or other applicable governing body) of BCC and each of its Subsidiaries, any committees thereof, and shareholders (or members) of BCC and each of its Subsidiaries, as applicable, and for the fiscal years beginning with September 1, 2017, no meeting, or action taken by written consent, of any such board of directors (or other applicable governing body) of BCC and each of its Subsidiaries, committees thereof, shareholders (or members) of BCC and each of its Subsidiaries, as applicable, has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of BCC.

(y)     Disclosure. No statement, representation or warranty by BCC in this Agreement, including the Disclosure Schedules hereto, contains any untrue statement of material fact, or omits to state a material fact, necessary to make such statements, representations and warranties not misleading. There is no fact known to the Knowledge of BCC which has specific application to BCC or any of its Subsidiaries or, so far as can reasonably be foreseen, may in the future have a Materially Adverse Effect on BCC or any Subsidiary which has not been set forth in this Agreement or the Disclosure Schedules hereto.

(z)     OFAC. None of BCC, any Subsidiary of BCC or, to the Knowledge of BCC, any director, officer, agent, employee, or Affiliate of BCC or any of its Subsidiaries or any Person acting on behalf of BCC or any Subsidiary of BCC is named on any OFAC Lists, or is owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in any OFAC Lists.

(aa)     Merger Sub. Merger Sub was organized in the State of Delaware on February 28, 2019 and has conducted no activity except in connection with its organization and approval of this Agreement. Merger Sub has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by Merger Sub and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Merger Sub and no further action is required by Merger Sub, its officers, directors, or shareholders in connection herewith or therewith. This Agreement and each other Transaction Document to which Merger Sub is a party has been (or upon delivery will have been) duly executed by Merger Sub and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable Law.

Section 4.2     Survival. The foregoing representations and warranties shall survive the Closing Date through the General Expiration Date except as provided in Section 5.6(c)(ii).

Article V

COVENANTS

Section 5.1     Covenants of BCC.

(a)     Affirmative Pre-Closing Covenants. BCC covenants and agrees that, between the Effective Date of this Agreement and the earlier to occur of (i) the termination of this Agreement in accordance with Section 7.1, and (ii) the Closing (the “Interim Period”), except to the extent required by Law, as may be consented to by Bona Vida in writing (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement or as set forth on Schedule 5.1(a), BCC shall, and shall cause each of the BCC Subsidiaries to:

(i)     preserve and maintain its existence, rights, franchises, licenses and privileges in the jurisdiction of its formation and qualify or remain qualified to do business in each jurisdiction where it is required to so qualify;

(ii)     conduct its business in the ordinary course of business consistent with past practice;

(iii)     maintain its books and records in the ordinary course of business;

(iv)     pay its debts, Taxes and other obligations when due;

(v)     file with the SEC in a timely manner and keep current all reports and other documents required to be filed by BCC under the Securities Act, Exchange Act or any other applicable Law;

(vi)     take all actions necessary to satisfy the closing conditions in Section 6.5; and

(vii)     provide any assistance required by Bona Vida or any Subsidiaries of BCC with respect to completion of any regulatory filings required for execution of or resulting from the Transaction.

(b)     Affirmative Post-Closing Covenants. BCC covenants and agrees that after the Closing BCC shall use commercially reasonable efforts to cause the BCC Common Stock to be listed on the Nasdaq Capital Market.

(c)     Negative Covenants. Without limiting the foregoing, BCC covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to by Bona Vida in writing (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly contemplated, required or permitted pursuant to this Agreement or as set forth on Schedule 5.1(c), BCC shall not, and shall not cause or permit any BCC Subsidiary to, do any of the following:

(i)     amend or propose to amend the Organizational Documents of BCC or any BCC Subsidiary;

(ii)     split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of BCC or any BCC Subsidiary;

(iii)     declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of BCC or any BCC Subsidiary or other equity securities or ownership interests in BCC or any BCC Subsidiary;

(iv)     redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of BCC or any BCC Subsidiary;

(v)     issue, sell, pledge, dispose, encumber or grant, confer, award or modify any shares of BCC’s or any of the BCC Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of BCC’s or any of the BCC Subsidiaries’ capital stock or other equity interests;

(vi)     acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof;

(vii)     sell, mortgage, pledge, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any real property or any non-real property assets (including by merger, consolidation or acquisition of shares, membership interests or assets), except in the ordinary course of business consistent with past practice;

(viii)     incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of BCC or any of the BCC Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible for the Indebtedness of any other Person;

(ix)     make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, trustees, Affiliates, agents or consultants), or make any change in any such arrangements, other than travel advances or other loans that do not violate the Sarbanes-Oxley Act of 2002 and any applicable rules and regulations thereunder;

(x)     enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Contract listed on Schedule 3.1(o) (or any Contract that, if existing as of the Execution Date, would be listed on Schedule 3.1(o));

(xi)     waive, release, assign, settle or compromise any Action;

(xii)     (A) except in the ordinary course of business consistent with past practice, hire any employee of BCC or any BCC Subsidiary or promote or appoint any Person to a position of officer of BCC or any BCC Subsidiary, (B) increase the amount, rate or terms of compensation or benefits of any service provider or consultant, except (i) pursuant to the terms of an existing Contract existing prior to the Execution Date, or (ii) in the ordinary course of business consistent with past practice, (C) except in the ordinary course of business consistent with past practice or as required under applicable Law, enter into, adopt, amend or terminate any Employee Benefit Plan, (D) accelerate the vesting, funding or payment of any compensation, benefit or award under any Employee Benefit Plan, other than in accordance with the existing terms of any Employee Benefit Plan, or (E) grant any awards under the any bonus, incentive, performance or other compensation plan or arrangement (whether cash or equity-based);

(xiii)     fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) and consistent with past practices or make any material change to its methods of accounting in effect at August 31, 2018, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xiv)     fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(xv)     (A) make, change or rescind any material election relating to Taxes, (B) change a method of Tax accounting or change any Tax accounting period, (C) file any amendment to a Tax Return, (D) settle or compromise any Tax liability, audit, claim or assessment, (E) enter into any closing agreement related to Taxes or obtain any Tax ruling, (F) surrender any right to claim any Tax refund, (G) prepare or file any Tax Return (other than an amendment to a Tax Return) in a manner inconsistent with past practice, or (H) take any action similar to the foregoing that could have the effect of materially increasing the Tax liability or materially reducing any Tax asset of BCC;

(xvi)     adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(xvii)     form any new funds or joint ventures;

(xviii)     engage any financial advisor in connection with the transactions contemplated hereby unless the directors of BCC have concluded in good faith (after consultation with outside legal counsel) that failure to engage another financial advisor would be inconsistent with their duties under applicable Law;

(xix)     take any action that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby; or

(xx)     authorize, or enter into any Contract, agreement or binding commitment or arrangement to do any of the foregoing.

Section 5.2     Covenants of Bona Vida.

(a)     Affirmative Covenants. Bona Vida covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to by BCC in writing (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement or as set forth on Schedule 5.2(a), Bona Vida shall, and shall cause each of the Bona Vida Subsidiaries to:

(i)     preserve and maintain its existence, rights, franchises, licenses and privileges in the jurisdiction of its formation and qualify or remain qualified to do business in each jurisdiction where it is required to so qualify;

(ii)     conduct its business in the ordinary course of business consistent with past practice;

(iii)     maintain its books and records in the ordinary course of business;

(iv)     pay its debts, Taxes and other obligations when due;

(v)     take all actions necessary to satisfy the closing conditions in Section 6.4;

(vi)     offer all holders of warrants to purchase Bona Vida Common Stock to exercise such warrants for CAD $0.75, and to cancel, effective as of the Closing, all warrants to purchase Bona Vida Common Stock not exercised prior to Closing; and

(vii)     convert all outstanding options to purchase Bona Vida Common Stock into Bona Vida Common Stock.

(b)     Negative Covenants. Without limiting the foregoing, Bona Vida covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to by BCC (and such consent may be provided by the Chairman of BCC) in writing (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly contemplated, required or permitted pursuant to this Agreement or as set forth on Schedule 5.2(b), Bona Vida shall not, and shall not cause or permit any Bona Vida Subsidiary to, do any of the following:

(i)     amend or propose to amend the Organizational Documents of Bona Vida or any Bona Vida Subsidiary;

(ii)     split, combine, reclassify or subdivide any Bona Vida Common Stock, or other equity securities or ownership interests of Bona Vida or any Bona Vida Subsidiary (other than any wholly owned Bona Vida Subsidiary);

(iii)     declare, set aside or pay any dividend on or make any other distributions (whether in cash, Bona Vida Common Stock, other equity interests, property or otherwise) with respect to the Bona Vida Common Stock or any Bona Vida Subsidiary or other equity securities or ownership interests in Bona Vida or any Bona Vida Subsidiary;

(iv)     redeem, repurchase or otherwise acquire, directly or indirectly, any Bona Vida Common Stock or other equity interests of Bona Vida or any Bona Vida Subsidiary;

(v)     issue, sell, pledge, dispose, encumber or grant, confer, award or modify any Bona Vida Common Stock or other equity interests of Bona Vida or any Bona Vida Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Bona Vida Common Stock or other equity interests of Bona Vida or any Bona Vida Subsidiary;

(vi)     acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof;

(vii)     sell, mortgage, pledge, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any real property or any non-real property assets

(including by merger, consolidation or acquisition of shares, membership interests or assets), except in the ordinary course of business consistent with past practice;

(viii)     incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Bona Vida or any of the Bona Vida Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible for the Indebtedness of any other Person;

(ix)     make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, trustees, Affiliates, agents or consultants), or make any change in any such arrangements, other than travel advances;

(x)     enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Contract listed on Schedule 3.1(o) (or any Contract that, if existing as of the Execution Date, would be a Contract listed on Schedule 3.1(o))

(xi)     waive, release, assign, settle or compromise any Action;

(xii)     (A) except in the ordinary course of business consistent with past practice, hire any employee of Bona Vida or any Bona Vida Subsidiary or promote or appoint any Person to a position of officer of Bona Vida or any Bona Vida Subsidiary, (B) increase the amount, rate or terms of compensation or benefits of any service provider or consultant, except (i) pursuant to the terms of an existing Contract existing prior to the Execution Date, or (ii) in the ordinary course of business consistent with past practice, (C) except in the ordinary course of business consistent with past practice or as required under applicable Law, enter into, adopt, amend or terminate any Employee Benefit Plan, (D) accelerate the vesting, funding or payment of any compensation, benefit or award under any Employee Benefit Plan, other than in accordance with the existing terms of any Employee Benefit Plan, or (E) grant any awards under the any bonus, incentive, performance or other compensation plan or arrangement (whether cash or equity-based);

(xiii)     fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) and consistent with past practices or make any material change to its methods of accounting in effect on December 31, 2018 except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP;

(xiv)     fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(xv)     (A) make, change or rescind any material election relating to Taxes, (B) change a method of Tax accounting or change any Tax accounting period, (C) file any amendment to a Tax Return, (D) settle or compromise any Tax liability, audit, claim or assessment, (E) enter into any closing agreement related to Taxes or obtain any Tax ruling, (F) surrender any right to claim any Tax refund, (G) prepare or file any Tax Return (other than an amendment to a Tax Return) in a manner inconsistent with past practice, or (H) take any action similar to the foregoing that could have the effect of materially increasing the Tax liability or materially reducing any Tax asset of Bona Vida;

(xvi)     adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(xvii)     form any new funds or joint ventures;

(xviii)     engage any financial advisor in connection with the transactions contemplated hereby unless the managers of Bona Vida have concluded in good faith (after consultation with outside legal counsel) that failure to engage another financial advisor would be inconsistent with their duties under applicable Law;

(xix)     take any action that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby; or

(xx)     authorize, or enter into any Contract, agreement or binding commitment or arrangement to do any of the foregoing.

Section 5.3     Cooperation with Respect to Actions. In the event of an Action by any Person, including any Governmental Authority, seeking to restrain, prevent, prohibit, materially delay or restructure the transactions contemplated hereby, the Parties shall cooperate and exercise commercially reasonable efforts to seek a resolution of such Action so as to eliminate any impediment to Closing.

Section 5.4     Press Releases and Public Announcements. The Parties hereby agree that they shall not issue any press release, public statement or any other public disclosure concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties. Notwithstanding the foregoing, BCC may, without obtaining the consent of Bona Vida, issue a press release, public statement or other public disclosure concerning this Agreement and the transactions contemplated hereby as may be required by applicable Law; provided, that, prior to making such announcement, BCC shall have delivered a draft of such press release, public statement or disclosure to Bona Vida and shall have given Bona Vida reasonable opportunity to comment thereon.

Section 5.5     Governance. Prior to the Closing, BCC shall have taken all corporate action necessary so that, effective immediately following the Closing, (a) the number of directors that will comprise the full BCC Board shall be five (5), and (b) the Persons set forth on Schedule 5.5 shall be the directors of BCC, each of whom shall serve until their respective successors are duly elected or appointed and qualified.

Section 5.6     Indemnification.

(a)     Indemnification for Breach of Agreement.

(i)     Indemnification by Bona Vida Shareholders. Subject to Section 5.6(c), in the event that Bona Vida breaches any of its representations, warranties, and covenants contained in the Agreement, and, provided that BCC or the BCC Representative makes a written claim for indemnification against Bona Vida or a Bona Vida Shareholder prior to the applicable expiration date in Section 5.6(c)(ii) (pursuant to this Section 5.6(a)(i) in the case of a direct claim by BCC against Bona Vida or a Bona Vida Shareholder or, pursuant to Section 5.6(b) below in the case of a third party claim), then the Bona Vida Shareholders agree as a condition of receiving delivery of the Merger Consideration to severally, and not jointly, indemnify BCC or any Affiliate (a “BCC Indemnified Party”) from and against the entirety of any Damages BCC or any Affiliate may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, or caused by such breach by Bona Vida.

(ii)     Indemnification by BCC. Subject to Section 5.6(c), in the event BCC breaches any of its representations, warranties, and covenants contained in the Agreement, and, provided that any Bona Vida Shareholder makes a written claim for indemnification against BCC prior to the applicable expiration date in Section 5.6(c)(ii) (pursuant to this Section 5.6(a)(ii) in the case of a direct claim by the Bona Vida Shareholder against BCC or pursuant to Section 5.6(b) below in the case of a third party claim), then BCC agrees to indemnify the Bona Vida Shareholder or any Affiliate (a “Bona Vida Indemnified Party” and together with the BCC Indemnified Party, the “Indemnified Parties”) from and against the entirety of any Damages the Bona Vida Shareholder may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, or caused by such breach by BCC.

(iii)     Mike Young shall be appointed as representative and attorney-in-fact to act on behalf of BCC (the “BCC Representative”) with respect to any Action asserted by BCC arising out of or relating to this Agreement and the transactions contemplated hereby and shall be authorized to initiate an Action on behalf of BCC alleging a breach of this Agreement and seeking to reduce the Merger Consideration as a result of such breach, subject to the provisions of Section 5.6(c), and to take any and all actions and make any decisions required or permitted to be taken by the BCC Representative pursuant to this Agreement, including the exercise of the power to give and receive notices and communications; agree to, negotiate, enter into settlements and compromises of, and comply with orders with respect to claims for indemnification pursuant to this Agreement; litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to this Agreement; engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the BCC Representative in complying with his or her duties and obligations; and take all actions necessary or appropriate in the good faith judgment of the BCC Representative for the accomplishment of the foregoing.

(iv)     Damian Dalla-Longa shall be appointed as representative and attorney-in-fact to act on behalf of the Bona Vida Shareholders (the “Bona Vida Representative”) with respect to any Action asserted by the Bona Vida Shareholders arising out of or relating to this Agreement and the transactions contemplated hereby and shall be authorized to initiate an Action on behalf of the Bona Vida Shareholders relating to this Agreement and the transactions contemplated hereby, subject to the provisions of Section 5.6(c), and to take any and all actions and make any decisions required or permitted to be taken by the Bona Vida Representative pursuant to this Agreement, including the exercise of the power to give and receive notices and communications; agree to, negotiate, enter into settlements and compromises of, and comply with orders with respect to claims for indemnification pursuant to this Agreement; litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to this Agreement; engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Bona Vida Representative in complying with her duties and obligations; and take all actions necessary or appropriate in the good faith judgment of the Bona Vida Representative for the accomplishment of the foregoing.

(v)     In the event BCC consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of BCC shall assume the obligations set forth in this Section 5.6.

(vi)     This Section 5.6 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of BCC, Bona Vida and each Bona Vida Shareholder. This Section 5.6 shall not be amended in a manner that is adverse to the Indemnified Parties (including their successors) or terminated without the consent of each of the Indemnified Parties (including their successors) affected thereby. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.6. The provisions of this Section 5.6 shall survive the consummation of the transactions contemplated hereby.

(b)     Third Party Claims; Procedure.

(i)     Promptly (and in any event within five days after the service of any summons or other document) after acquiring knowledge of any third party Action for which one or more of either a BCC Indemnified Party or a Bona Vida Indemnified Party (the “Third Party Indemnified Party”) may seek indemnification against the Bona Vida Shareholders or BCC, respectively (the “Third Party Indemnifying Party”) pursuant to this Section 5.6, the Third Party Indemnified Party shall give written notice thereof to the Third Party Indemnifying Party. Failure to provide notice shall not relieve the Third Party Indemnifying Party of its obligations under this Section 5.6, except to the extent of any actual damage caused by that failure. The Third Party Indemnifying Party shall have the right to assume the defense of any Action with one law firm reasonably acceptable to the Third Party Indemnified Party upon delivery of notice to that effect to the Third Party Indemnified Party. If the Third Party Indemnifying Party, after written notice from the Third Party Indemnified Party, fails to take timely action to defend the action resulting from the Action or otherwise respond to the Action, or if the Third Party Indemnifying Party’s counsel has reasonably determined that there may be a conflict between the Third Party Indemnified Party and the Third Party Indemnifying Party in the defense of such Action, the Third Party Indemnified Party shall have the right to defend the action resulting from the Action by counsel of its own choosing, but at the cost and expense of the Third Party Indemnifying Party. The Third Party Indemnified Party shall have the right to settle or compromise any Action against it, and recover from the Third Party Indemnifying Party any amount paid in settlement or compromise thereof, if it has given written notice thereof to the Third Party Indemnifying Party and the Third Party Indemnifying Party has failed to take timely action to defend the Action; otherwise, the Third Party Indemnified Party shall have no right to settle or compromise any Action. The Third Party Indemnifying Party shall have the right to settle or compromise any Action against the Third Party Indemnified Party without the consent of the Third Party Indemnified Party provided that the terms of the settlement or compromise provide for the unconditional release of the Third Party Indemnified Party, require the payment of monetary damages only, is not likely to result in criminal proceedings and is not likely to have a Material Adverse Effect on the Third Party Indemnified Party or its business.

(ii)     Upon its receipt of any amount paid by the Third Party Indemnifying Party pursuant to this Section 5.6, the Third Party Indemnified Party shall deliver to the Third Party Indemnifying Party such documents as it may reasonably request assigning to the Third Party Indemnifying Party any and all rights, to the extent indemnified, that the Third Party Indemnified Party may have against third parties with respect to the Proceeding for which indemnification is being received.

(c)     Limitations on Indemnification.

(i)     Notwithstanding anything to the contrary contained herein, except as provided in this Section 5.6(c), no BCC Indemnified Party shall be entitled to receive an indemnification payment with respect to any Action specified in this Section 5.6 unless the Action, or the aggregate amount of all Actions made by the BCC Indemnified Party hereunder, equals or exceeds $50,000 (in which case all of such Actions back to the first dollar will be recoverable).

(ii)     (A) Subject to Section 5.6(c)(iii), the Parties agree that the right of any Indemnified Party to undertake an Action pursuant to Sections 5.6(a) and (b) shall survive the Closing until 11:59 p.m. in New York City on the date that is eighteen (18) months following the Closing Date (the “General Expiration Date”); provided, however, that if, at any time prior to the General Expiration Date, any Indemnified Party delivers a written notice in accordance with Section 5.6(a)(i) or Section 5.6(a)(ii) asserting in good faith an Action for recovery under Section 5.6(a) or (b), then the Action asserted in such notice shall survive the General Expiration Date until such time as such Action is fully and finally resolved; (B) notwithstanding anything to the contrary in Section 5.6 (including 5.6(c)(ii)(A) hereof), the Parties agree that the right of any Indemnified Party to undertake an Action pursuant to Sections 5.6(a) and (b) with respect to (1) fraud, gross negligence, willful misconduct or intentional breach shall survive the Closing until the expiration of the statute of limitation applicable to the subject matter thereof, (2) with respect to the Tax representations made by BCC and Bona Vida pursuant to the provisions of Sections 3.1(l) and 4.1(l) respectively, shall survive the Closing for a period of ninety (90) days following the expiration of the applicable statute of limitations period, and (3) the covenants and agreements of the Parties in this Agreement and the Transaction Documents which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their respective terms. To the extent that any covenants and agreements in this Agreement or the Transaction Documents contemplate performance prior to the Closing, such covenants and agreements shall terminate to such extent upon the Closing; provided, that the failure of such provisions to survive shall not prevent an Indemnified Party from making any claim for a breach of such provisions that occurred prior to the Closing.

(iii)     Notwithstanding anything in this Agreement to the contrary, the maximum liability of any Bona Vida Shareholder for Damages shall be equal to the value of the Merger Consideration received by such Bona Vida Shareholder at the Effective Time.

(iv)     Subject to Section 7.3, the Parties agree that the indemnification right set forth in this Agreement shall be the Parties sole and exclusive remedy with respect to the transactions contemplated by this Agreement, except for specific performance or other equitable remedy.

(v)     If any Bona Vida Shareholder is liable for Damages hereunder, such Bona Vida Shareholder shall have the option of discharging such liability in cash, BCC Common Stock at a value of $0.1175 per share (subject to adjustment for stock splits, stock dividends, combinations or similar events), or a combination thereof. If BCC is liable for Damages hereunder, BCC shall discharge such liability in cash.

(vi)     In the event of any reclassification, recapitalization, stock split, stock dividend (including any dividend or distribution of securities convertible into BCC Common Stock) or subdivision with respect to BCC Common Stock, any change or conversion of BCC Common Stock into other securities, any other dividend or distribution with respect to the BCC Common Stock (or if a record date with respect to any of the foregoing should occur), after the date of this Agreement, appropriate and proportionate adjustments shall be made to the number of shares of BCC Common Stock and the price per share thereof that may be issuable for indemnification purposes pursuant to this Agreement.

Section 5.7     Disclosure Schedule Updates.

(a)     From time to time during the period between the Execution Date and immediately prior to the Closing, BCC or Bona Vida may at its option supplement or amend and deliver updates to its Disclosure Schedule (each, a “Schedule Update”) that are necessary to correct any representation or warranty that has become inaccurate or incomplete solely due to a fact, event or circumstance that arises after the Execution Date and which, if existing or occurring on or prior to the Execution Date, would have been required to be set forth or described in such Disclosure Schedule.

(b)     If the existence of any matter set forth in a Schedule Update (each, a “New Matter”) or all such New Matters, taken as a whole: (i) would not result in the failure of the conditions set forth in Section 6.4(a), Section 6.4(c), Section 6.5(a) or Section 6.5(c), and (ii) was not the result of an intentional breach of this Agreement by BCC or Bona Vida, then such Schedule Update shall be deemed to have amended the appropriate Section of the Disclosure Schedule of BCC or Bona Vida, to have qualified the applicable representations and warranties contained in this Agreement and to have cured any inaccuracy in or breach of any representation or warranty that otherwise might have existed hereunder by reason of the existence of such New Matter for purposes of determining whether or not the conditions set forth in Section 6.4(a), Section 6.4(c), Section 6.5(a) or Section 6.5(c) (as applicable) have been satisfied, but any information disclosed in such Schedule Update shall not cure any inaccuracy in or breach of any representation or warranty contained in this Agreement for purposes of the indemnification rights contained in Section 5.6.

(c)     If the existence of any New Matter, individually or in the aggregate with all New Matters, taken as a whole, (i) would result in the failure of the conditions set forth in Section 6.4(a), Section 6.4(c), Section 6.5(a) or Section 6.5(c), or (ii) such New Matter is the result of an intentional breach of this Agreement by BCC or Bona Vida (which, for purposes of clauses (i) and (ii), it should be assumed that such breach is continuing as of the Closing), the other Party shall have the right to either (x) terminate this Agreement pursuant to Section 7.1(c) or Section 7.1(d) (as applicable) or (y) consummate the transactions contemplated by this Agreement. If such other Party elects to consummate the transactions contemplated by this Agreement notwithstanding such New Matter, then such Schedule Update shall be deemed to have amended the appropriate Section of such Disclosure Schedule, to have qualified the applicable representations and warranties contained in this Agreement and to have cured any inaccuracy in or breach of any representation or warranty that otherwise might have existed hereunder by reason of the existence of such New Matter for purposes of determining whether or not the conditions set forth in Section 6.4(a), Section 6.4(c), Section 6.5(a) or Section 6.5(c) have been satisfied, but any information disclosed in such Schedule Update shall not cure any inaccuracy in or breach of any representation or warranty contained in this Agreement for purposes of the indemnification rights contained in Section 5.6.

(d)     The representations, warranties and covenants of BCC and Bona Vida, and each Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of such Indemnified Party (including by any of its Representatives) or by reason of the fact that such Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of such Indemnified Party’s waiver of any condition set forth in Section 6.3, Section 6.4 or Section 6.5 as the case may be.

Section 5.8     Lock-Up. On the Closing Date, holders of at least sixty percent (60%) of the issued and outstanding shares of Bona Vida Common Stock shall enter into a single lock-up agreement with BCC (the “Lock-Up Agreement”) in a form substantially similar to Exhibit B hereto, for the period beginning on the Closing Date and expiring on the six (6) month anniversary of the Closing Date, pursuant to which each Bona Vida Shareholder shall acknowledge and agree not to offer, sell, contract to sell, hypothecate or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the sale, hypothecation or disposition (whether by actual or effective economic sale, hypothecation or disposition due to cash settlement or otherwise) by the Bona Vida Shareholder or any Affiliate of the Bona Vida Shareholder or any Person in privity with the Bona Vida Shareholder or any Affiliate of the Bona Vida Shareholder), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any and all of the Lock-Up Securities unless such transaction is a Permitted Disposition. Notwithstanding the foregoing, and subject to all Permitted Dispositions and all applicable Law, on the six (6) month anniversary of the Closing Date each Bona Vida Shareholder shall be entitled to freely dispose of 100% of such Bona Vida Shareholder’s BCC Common Stock, provided, however, if any BCC Common Stock held by the Bona Vida Shareholders is subject to an effective Registration Statement, the restrictions set forth in this Section 5.8 with respect to any registered BCC Common Stock shall be modified as follows: (a) on the three (3) month anniversary of the Closing Date, such Bona Vida Shareholder may freely dispose up to 20% of such Bona Vida Shareholder’s registered BCC Common Stock; and (b) on the six month anniversary of the Closing Date, such Bona Vida Shareholder may freely dispose of the remaining 80% of such Bona Vida Shareholder’s registered BCC Common Stock. For the avoidance of doubt, the provisions of the immediately prior sentence shall only apply to registered BCC Common Stock and shall not expand the rights of holders of BCC Common Stock to the extent that such shares are not subject to an effective Registration statement or any prospectus does not meet the requirements of Section 5(b) of the Securities Act. Furthermore, nothing contained in this Section 5.8 shall be deemed to conflict with Rule 144 under the Securities Act.

Section 5.9     Mutual Pre-Closing Covenants. After the execution of this Agreement the Parties covenant to work in good faith to prepare, negotiate and enter into, or cause to be prepared, negotiated and entered into, (i) employment agreements with the Bona Vida Executives and (ii) a stockholder agreement with the Bona Vida Shareholders regarding protections of minority interests.

Section 5.10     Further Assurances. If any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties agree to take such further action (including the execution and delivery of such further instruments and documents) as the other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting party is entitled to indemnification therefore under Section 5.6 hereof).

Section 5.11     Registration Rights. Prior to the Closing BCC and the Bona Vida Shareholders shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which BCC shall use commercially reasonable efforts to register the shares of BCC Common Stock issuable to the Bona Vida Shareholders as part of the Merger Consideration, which registration rights shall be subordinate to the rights of investors in a proposed securities offering through a broker-dealer and pari passu with the rights of the investors who received registration rights under a Registration Rights Agreement entered into as of November 20, 2018 (the “November Investors”) and the members of Trupet who receive BCC Common stock in connection with BCC’s potential acquisition of Trupet as contemplated herein (the “Trupet Members”). Bona Vida acknowledges that the Staff of the Securities and Exchange Commission (“SEC”) has a policy limiting the number of shares that can be registered in any one or related registration statements. While BCC anticipates that there may be some room to include some shares of BCC Common Stock issued to the Bona Vida Shareholders as part of the Merger Consideration (the “Extra Shares”), the ultimate decision will be made by the Staff of the SEC. To the extent that any Extra Shares can be included in the registration statement, each of the November Investors, the Bona Vida Shareholders and the Trupet Members shall, as individual groups, be entitled to provide 1/3 of the Extra Shares. The number of Extra Shares that may be provided by each November Investor, each Bona Vida Shareholder and each Trupet Member shall be made on a pro rata basis based on the percentage of BCC Common Stock that such individual November Investor, Bona Vida Shareholder or Trupet Member owns compared to the total number of shares of BCC Common Stock issued to all investors in its investor group.

Section 5.12     Tax Matters.

(a)     BCC, Merger Sub and Bona Vida will use their respective commercially reasonable best efforts to cause the Merger to qualify as a “reorganization” under Section 368(a) of the Code. Parent, Merger Sub and the Company agree not to (and not to permit or cause any Affiliate or Subsidiary to) take any actions or fail to take any reasonable actions that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section

368(a) of the Code. BCC, Merger Sub and Bona Vida will use their respective commercially reasonable best efforts to cause the Merger, together with the Trupet Transaction and the Financing, to qualify as an exchange under Section 351 of the Code. Parent, Merger Sub and the Company agree not to (and not to permit or cause any Affiliate or Subsidiary to) take any actions or fail to take any reasonable actions that would reasonably be expected to cause the Merger, together with the Trupet Transaction and the Financing, to fail to qualify as an exchange under Section 351 of the Code.

(b)     BCC and its affiliates (including the Surviving Company) will use commercially reasonable efforts to continue the historic business of Bona Vida (or alternatively, if Bona Vida has more than one line of business, continue at least one significant line of Bona Vida’ historic business) or use a significant portion (at least 33-1/3% by value) of Bona Vida’s historic business assets in a business within the meaning of Treasury Regulations Section 1.368-1(d).

(c)     BCC, Merger Sub and Bona Vida will treat, and will not take any Tax reporting position inconsistent with the treatment of, (i) the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes and (ii) the Merger, together with the Trupet Transaction and the Financing, as an exchange under Section 351 of the Code. The Parties will duly file their respective tax returns for the taxable year including the Closing Date containing the information required under Treasury Regulation Section 1.351-3. The Parties will cooperate with each other in timely providing the information necessary for the filing of such information and, if requested by the other Parties, will consult with each other in good faith in preparing such information.

(d)     Without the prior written consent of the Bona Vida Representative, neither BCC nor any of its Affiliates will (a) amend any Tax Return of Bona Vida for a period ending on or prior to the Closing Date (a “Pre-Closing Tax Period”), (b) initiate contact with taxing authorities regarding Taxes or Tax items of Bona Vida with respect to any Pre-Closing Tax Period, (c) make any voluntary disclosures with respect to Taxes or Tax items of Bona Vida for Pre-Closing Tax Periods, (d) make any Tax election that has retroactive effect to any Pre-Closing Tax Period of Bona Vida, (e) take any action having retroactive effect to the Closing Date or prior to the Closing Date with respect to Bona Vida that could reasonably be expected to adversely affect the tax treatment of the Merger to Bona Vida shareholders or (f) agree to waive or extend the statute of limitations relating to any Taxes of Bona Vida or its Affiliates for any Pre-Closing Tax Period.

Section 5.13     Bona Vida Percentage Interest. Immediately after the consummation of the transactions contemplated in this Agreement, the Bona Vida Shareholders, in the aggregate, shall own 46.0% of the voting power and 46.0% of the economic interests in BCC, the calculation of which shall (i) be on a fully diluted basis and (ii) exclude the shares of BCC Common Stock issued in the Financing.

Section 5.14     BCC Equity Plan. The Parties shall jointly develop an equity incentive plan reserving for issuance 8,650,000 shares of BCC Common Stock for issuance and distribution in accordance with Exhibit D hereto (the “Equity Plan”).

Section 5.15     Financing. BCC shall use commercially reasonable efforts to complete a financing (the “Financing”) which shall be approved, in writing, by Trupet and Bona Vida.

Section 5.16     Confidentiality. From and after the Closing, each Party shall, and shall cause its Affiliates and its and their respective directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, “Representatives”) to hold, in confidence any and all information, in any form, concerning any other Party, except to the extent that such Party can show that such information: (a) is generally available to and known by the public through no fault of such Party, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by such Party, any of its Affiliates, or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by any obligation. If any Party or any of its Affiliates or their respective Representatives is compelled to disclose any information by Order or Law, such Party shall promptly notify the other Parties in writing and shall disclose only that portion of such information which is legally required to be disclosed; provided, however, such Party shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.17     Information Provided to Stockholders. Bona Vida shall prepare, with the cooperation of BCC, information to be sent to the holders of shares of Bona Vida Company Stock in connection with soliciting their approval of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, and BCC shall prepare, with the cooperation of Bona Vida, information to be sent to the holders of shares of BCC Common Stock in connection with soliciting their approval of the adoption of this Agreement and the transactions contemplated hereby, including the Merger. BCC and Bona Vida shall each use commercially reasonable efforts to cause information provided to such Party’s stockholders to comply with applicable federal and state securities Laws. Each of BCC and Bona Vida agrees to provide promptly to the other such information concerning its business and financial statements and affairs (which for BCC, shall include Trupet) as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the information sent, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the information to be sent to the stockholders of each Party. Bona Vida will promptly advise BCC, and BCC will promptly advise Bona Vida, in writing if at any time prior to the Effective Time either Bona Vida or BCC shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the information sent in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law. The information sent by Bona Vida shall contain the recommendation of the Bona Vida Board that the holders of shares of Bona Vida Company Stock approve the adoption of this Agreement, including the Merger. The information sent by BCC shall contain the recommendation of the BCC Board that the holders of shares of BCC Common Stock approve the adoption of this Agreement and the transactions contemplated hereby, including the Merger. Anything to the contrary contained herein notwithstanding, neither Bona Vida nor BCC shall include in the information sent to its stockholders any information with respect to the other party or its affiliates or associates, the form and content of which information shall not have been approved by such party in its reasonable discretion prior to such inclusion. To the extent required by the DGCL, Bona Vida shall deliver to any Bona Vida stockholder who has not executed the written stockholder consent (i) a notice of the taking of the actions described in the written stockholder consent in accordance with Section 228(e) of the DGCL and (ii) a notice of appraisal rights in accordance with Section 262 of the Delaware Act.

Article VI

CLOSING DELIVERABLES AND CONDITIONS TO CLOSING

Section 6.1     Closing Deliverables of BCC. The obligations of Bona Vida to consummate the transactions contemplated by this Agreement shall be subject to the delivery to Bona Vida (or Bona Vida’s waiver), at or prior to the Closing, of each of the following by BCC:

(a)     The Merger Consideration specified on Schedule 2.1;

(b)     An employment agreement for each of the Bona Vida Executives as provided for in Section 5.9, duly executed by BCC;

(c)     The Lock-Up Agreement, duly executed by BCC;

(d)     A stockholders agreement as provided for in Section 5.9, duly executed by BCC;

(e)     A copy of resolutions of the BCC Board approving this Agreement and all related matters contemplated by the Agreement, duly executed by the BCC Board;

(f)     The Registration Rights Agreement as provided for in Section 5.11, duly executed by BCC; and

(g)     An officer’s certificate of BCC in a form reasonably acceptable to Bona Vida certifying that: (i) the representations and warranties of BCC are true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date); (ii) BCC has performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by BCC at or prior to the Closing Date; and (iii) there has been no Material Adverse Effect since the Effective Date.

Section 6.2     Closing Deliverables of Bona Vida. The obligations of BCC to consummate the transactions contemplated by this Agreement shall be subject to the delivery to BCC (or BCC’s waiver, at or prior to the Closing) of each of the following:

(a)     An employment agreement for each of the Bona Vida Executives as provided for in Section 5.9, duly executed by each such Bona Vida Executive;

(b)     The Lock-Up Agreement, duly executed by holders of at least sixty percent (60%) of the issued and outstanding shares of Bona Vida Common Stock immediately prior to the Effective Time;

(c)     A stockholders agreement as provided for in Section 5.9, duly executed by holders of at least sixty percent (60%) of the issued and outstanding shares of Bona Vida Common Stock immediately prior to the Effective Time;

(d)     The Registration Rights Agreement as provided for in Section 5.11, duly executed by holders of at least sixty percent (60%) of the issued and outstanding shares of Bona Vida Common Stock immediately prior to the Effective Time;

(e)     Resignations of each director and officer of Bona Vida;

(f)     An officer’s certificate of Bona Vida in a form reasonably acceptable to BCC certifying that: (i) the representations and warranties of Bona Vida are true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date); (ii) Bona Vida has performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Bona Vida at or prior to the Closing Date; and (iii) there has been no Material Adverse Effect since the Effective Date;

(g)     Evidence satisfactory to BCC, in BCC’s reasonable discretion, that the number of Dissenting Shares shall not be greater than five percent (5%) of the issued and outstanding shares of Bona Vida Common Stock as set forth on Schedule 3.1(e);

(h)     A copy of resolutions of the Bona Vida Board approving this Agreement and all related matters contemplated by the Agreement, duly executed by the Bona Vida Board.

Section 6.3     Conditions to each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby shall be subject to the satisfaction or (to the extent permitted by Law) waived by BCC and Bona Vida, at or prior to the Closing, of the following conditions:

(a)     Orders. No Order shall be in effect that enjoins, prohibits or otherwise prevents, or purports to enjoin, prohibit or otherwise prevent, the consummation of the Transaction or the Merger.

(b)     Applicable Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any applicable Law that has the effect of making the Transactions illegal or otherwise restraining or prohibiting the consummation of the Transaction or the Merger or materially changes to the Transaction or the Merger.

(c)     Actions. No Action shall be pending seeking to enjoin, restrain, or otherwise prohibit or make illegal the Transaction or the Merger, or threatened in writing to seek any of the foregoing.

Section 6.4     Conditions to BCC’s Obligation to Close. The obligations of BCC to consummate the transactions contemplated hereby shall be subject to the satisfaction or (to the extent permitted by Law) waived by BCC, at or prior to the Closing, of the following conditions:

(a)     Representations and Warranties of Bona Vida. (i) Other than the representations and warranties set forth in Section 3.1(a), Section 3.1(b), Section 3.1(c) and Section 3.1(e) (the “Bona Vida Fundamental Representations”) each of the representations and warranties of Bona Vida set forth in this Agreement shall be true and correct in all material respects (without giving effect to any qualification as to materiality or Bona Vida Material Adverse Effect) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and (ii) the Bona Vida Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date).

(b)     Performance of Covenants and Obligations of Bona Vida. Bona Vida shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing Date.

(c)     Material Adverse Change. On the Closing Date, there shall not exist any event, circumstance, change or effect arising after the date of this Agreement that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Bona Vida.

(d)     Good Standing. Bona Vida and each Bona Vida Subsidiary shall be in good standing (or its equivalent) in the jurisdiction under the Laws in which the it is organized.

(e)     Consents. Each of the consents identified on Schedule 6.4(e) shall have been obtained and shall be in full force and effect, where such consents may be obtained prior to the Closing.

(f)     Deliverables. Bona Vida shall have delivered all agreements, documents certificates and other items set forth in Section 6.2.

Section 6.5     Conditions to Bona Vida’s Obligation to Close. The obligations of Bona Vida to consummate the transactions contemplated hereby shall be subject to the satisfaction or (to the extent permitted by Law) waived by Bona Vida, at or prior to the Closing, of the following conditions

(a)     Representations and Warranties of BCC. (i) Other than the representations and warranties set forth in Section 4.1(a), Section 4.1(b), Section 4.1(c) and Section 4.1(e) (the “BCC Fundamental Representations”), each of the representations and warranties of BCC set forth in this Agreement shall be true and correct in all material respects (without giving effect to any qualification as to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and (ii) the BCC Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date).

(b)     Performance of Covenants and Obligations of BCC. BCC shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing.

(c)     Material Adverse Change. On the Closing Date, there shall not exist any event, circumstance, change or effect arising after the date of this Agreement that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on BCC.

(d)     Good Standing. BCC and each BCC Subsidiary shall be in good standing (or its equivalent) in the jurisdiction under the Laws in which the it is organized.

(e)     Exchange Consideration. BCC shall have issued or paid, as applicable, to each Bona Vida Shareholder, effective as of the Closing, the Merger Consideration. In lieu of actual delivery of the Merger Consideration, a written representation of BCC’s stock transfer agent that it shall deliver the Merger Consideration by overnight deliver following notice that the Closing has occurred shall comply with this Section 6.5(e).

(f)     Consents. Each of the consents identified on Schedule 6.5(f) shall have been obtained and shall be in full force and effect, where such consents may be obtained prior to the Closing.

(g)     Deliverables. BCC shall have delivered all agreements, documents certificates and other items set forth in Section 6.1.

(h)     Financing. BCC shall have completed the Financing, which has been approved, in writing, by Bona Vida and Trupet, and shall have received written notice confirming same from BCC’s broker-dealer.

(i)     Trupet. BCC’s acquisition of Trupet shall have been consummated.

(j)     Reverse Stock Split. The Reverse Stock Split shall have occurred.

(k)     Equity Plan. The BCC Board and shareholders of BCC shall have adopted the Equity Plan.

(l)     Merger Sub Approvals. BCC shall have obtained (and shall have provided copies thereof to Bona Vida) the written consents of the sole stockholder of Merger Sub and the Board of Directors of Merger Sub, in each case, approving the adoption of this Agreement and the transactions contemplated hereby, including the Merger and approving the execution, delivery and performance by such entity of this Agreement, in form and substance reasonably satisfactory to Bona Vida.

Article VII

TERMINATION

Section 7.1     Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)     by mutual written agreement of BCC and Bona Vida;

(b)     by either BCC or Bona Vida, by prior written notice to the other Party, if the Closing shall not have occurred for any reason on or prior to the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur;

(c)     by BCC, upon written notice to Bona Vida if (i) any of the conditions set forth in Section 6.4 shall have become incapable of fulfillment and shall not have been waived by BCC, (ii) Bona Vida fails to perform in any material respect any of its covenants or agreements contained in this Agreement required to be performed by it on or prior to the Closing, and, within ten (10) Business Days after written notice of such breach to Bona Vida, such breach shall not have been cured by Bona Vida or waived by BCC, or (iii) Bona Vida shall breach any of its representations or warranties hereunder such that the conditions set forth in Section 6.4 would not be satisfied if such conditions were required to be satisfied on the date of the breach, and, within ten (10) Business Days after written notice of such breach to Bona Vida, Bona Vida shall continue to be in breach of such representation or warranty; provided, however, this Agreement may not be terminated by BCC pursuant to this Section 7.1(c) if BCC is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that BCC is not then capable of satisfying the conditions set forth in Section 6.5;

(d)     by Bona Vida, upon written notice to BCC, if (i) any of the conditions set forth in Section 6.5 shall have become incapable of fulfillment and shall not have been waived by Bona Vida, (ii) BCC fails to perform in any material respect any of the covenants or agreements contained in this Agreement required to be performed by it on or prior to the Closing, and, within ten (10) Business Days after written notice of such breach to BCC, such breach shall not have been cured or waived by Bona Vida, or (iii) BCC shall breach any of its representations or warranties hereunder such that the conditions set forth in Section 6.5 would not be satisfied if such conditions were required to be satisfied on the date of the breach, and, within ten (10) Business Days after written notice of such breach to BCC, BCC shall continue to be in breach of such representation or warranty; provided, however, this Agreement may not be terminated by Bona Vida pursuant to this Section 7.1(d) if Bona Vida is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Bona Vida is not then capable of satisfying the conditions set forth in Section 6.4;

(e)     by Bona Vida or BCC if a Governmental Authority shall have issued an Order or taken any other Action, in either case, having the effect of restraining, enjoining or otherwise prohibiting, or attempting to restrain, enjoin or otherwise prohibit, the Transactions or the Merger and such Order or other Action shall have become final and nonappealable;

(f)     by Bona Vida or BCC if (i) a New Matter disclosed in a Schedule Update provided to such Party pursuant to Section 5.7(c) gives such Party the right to terminate this Agreement under Section 5.7(c), and (ii) such Party provides written notice of its election to terminate the Agreement under this Section 7.1(f) within ten (10) Business Days following its receipt of any such Schedule Update.

(g)     by Damian Dalla-Longa, notwithstanding anything in this Agreement to the contrary, upon written notice to BCC if, in his sole discretion, it has become reasonably apparent that the parties will not be able to agree on the terms of the employment agreements to be delivered pursuant to Section 5.9.

Section 7.2     Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 7.1, written notice thereof shall be given by the Party so terminating to the other Parties to this Agreement, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by the Parties. If this Agreement is terminated pursuant to Section 7.1 hereof:

(a)     this Agreement shall become null and void and of no further force or effect, except that the obligations provided for in this Article VII, Section 5.16 and Article IX hereof shall survive any such termination of this Agreement; and

(b)     Subject to Section 7.2(b) and Section 9.14, there shall be no liability on the part of any Party, except that nothing herein shall relieve any Party from liability for any fraud, intentional breach, willful misconduct or gross negligence.

Section 7.3     Breakup Fee. In the event: (i) this Agreement is terminated pursuant to Section 7.1(g); (ii) Bona Vida consummates a Change of Control Transaction within twelve (12) months of the date this Agreement is terminated; and (iii) the value of such Change of Control Transaction shall be greater than or equal to the value of the Merger Consideration or is otherwise a superior transaction for the Bona Vida Shareholders from a financial point of view, then, upon written demand from BCC, Bona Vida shall, within seven (7) days of Bona Vida’s receipt of such written demand, pay to BCC an amount equal to four hundred thousand dollars ($400,000).

Article VIII

SURVIVAL

Section 8.1     Survival. The representations and warranties, covenants and agreements in this Agreement or in any certificate, schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing consistent with the indemnification provisions set forth in Section 5.6 hereof.

Article IX

MISCELLANEOUS

Section 9.1     Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of BCC and Bona Vida at any time prior to the Closing Date.

Section 9.2     Waiver of Compliance; Consents. Any failure of BCC or Bona Vida to comply with any obligation, covenant, agreement or condition herein may be waived only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2.

Section 9.3     Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted next business day delivery, or by email followed by overnight next business day delivery as follows:

to BCC:	81 Prospect Street Brooklyn, NY 11201 Attention: David Lelong David@sportendurancehq.com

with a copy to:	Nason, Yeager, Gerson, Harris & Fumero, P.A. 3001 PGA Boulevard, Suite 305 Palm Beach Gardens, Florida 33410 Attention: Michael D. Harris, Esq. Email: mharris@nasonyeager.com

to Bona Vida:	442 Broadway, 2nd Floor New York, NY 10013 Attention: Damian Dalla-Longa Email: damian@bonavida.com with a copy to:

Norton Rose Fulbright Canada LLP
Suite 3800, Royal Bank Plaza, South Tower, 200
Bay Street, P.O. Box 84
Toronto, Ontario M5J 2Z4
Attention: Walied Soliman, Esq.
Email: wailed.soliman@nortonrosefulbright.com

or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted to, or from, as the case may be, the date of delivery.

Section 9.4     Assignment; Third Party Beneficiaries. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the Parties hereto.

Section 9.5     Governing Law. This Agreement and all Actions arising out of or in connection with this Agreement, including any Actions alleging any Party committed any tort, shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the conflicts of law provisions of the State of Delaware or of any other jurisdiction.

Section 9.6     Exclusive Jurisdiction. Any action brought by a Party against the other Parties concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York State sitting in New York County, New York or the Federal District Court for the Southern District of New York. The Parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

Section 9.7     Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.8     Severability. In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a Party hereto, it shall be adjusted if possible to effect the intent of the Parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such Party in the specific jurisdiction where such final determination shall have been made.

Section 9.9     Titles. The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.10     Entire Agreement. This Agreement, the Transaction Documents and the Disclosure Schedules, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

Section 9.11     Rules of Construction. Each Party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the Party drafting the Agreement.

Section 9.12     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.13     Expenses. Except as otherwise provided in this Agreement, all Parties hereto shall pay their own expenses, including legal and accounting fees, in connection with the transactions contemplated herein.

Section 9.14     Interpretation. This Agreement shall be read and construed in the English language. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural. References herein to a Party or other Person include their respective successors and permitted assigns. The words “include,” “includes” and “including” when used herein shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references herein to articles, sections, schedules, and exhibits shall be deemed references to articles and sections of, and schedules and exhibits to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular article, Section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.” Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

Section 9.15     Equitable Remedies. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that, in addition to the other rights of the Parties under this Agreement, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Delaware (as to which the Parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which the Parties are entitled under this Agreement.

Section 9.16     Enforcement Costs. Should any Party institute any Action to enforce the terms of this Agreement, the prevailing Party shall be entitled to receive all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by such prevailing Party in connection with such Proceeding. A Party entitled to recover costs and expenses under this Section 9.17 shall also be entitled to recover all costs and expenses (including reasonable attorneys’ fees) incurred in the enforcement of any judgment or settlement obtained in such action or proceeding provision (and in any such judgment provision shall be made for the recovery of such post-judgment costs and expenses). For the purposes of determining who is a prevailing Party, if a plaintiff is awarded relief on any claim or cause of action, it shall be deemed to be a prevailing Party, except as provided in the next sentence. If a plaintiff is awarded relief on any claim or cause of action but a counterclaim plaintiff or crossclaim plaintiff is also awarded relief on a claim or cause of action, no Party shall be deemed to be a prevailing Party.

Section 9.17     Recitals. The recitals to this Agreement are hereby incorporated herein as though fully set forth herein.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the Execution Date.

SPORT ENDURANCE, INC.:
By: /s/ Mike Young
Name: Mike Young
Title: Chairman
BONA VIDA, INC.:
By: /s/ Damian Dalla-Longa
Name: Damian Dalla-Longa
Title: Chief Executive Officer
BCC MERGER SUB, INC.:
By: /s/ Mike Young
Name: Mike Young
Title: Chairman